UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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[PRELIMINARY COPY – SUBJECT TO COMPLETION]

COVENANT TRANSPORTATION GROUP, INC.
400 Birmingham Highway
Chattanooga, Tennessee 37419
___________________________________________

NOTICE OF MEETING AND PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 8, 2019
___________________________________________

To Our Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the "Annual Meeting") of Covenant Transportation Group, Inc., a Nevada corporation (the "Company"), to be held at our principal executive office, 400 Birmingham Highway, Chattanooga, Tennessee 37419, at 10:00 a.m. Eastern Daylight Time, on Wednesday, May 8, 2019, for the following purposes:

1.	To consider and act upon a proposal to elect six (6) directors;

2.	To consider and act upon an advisory and non-binding vote on executive compensation;

3.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2019;

4.	To consider and act upon a proposal to amend the Company’s amended and restated articles of incorporation to increase the number of authorized shares of Class A common stock;

5.	To consider and act upon the First Amendment to the Covenant Transportation Group, Inc. Third Amended and Restated 2006 Omnibus Incentive Plan (the “First Amendment to the Incentive Plan”); and

6.	To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

The foregoing matters are more fully described in the accompanying Proxy Statement.

The Board has fixed the close of business on Monday, March 11, 2019, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.  Shares of Class A and Class B common stock may be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy.  YOUR VOTE IS IMPORTANT.  To ensure your representation at the Annual Meeting, you are requested to promptly date, sign, and return the accompanying proxy in the enclosed envelope.  You may also vote on the Internet by completing the electronic voting instruction form found at www.investorvote.com/CVTI or by telephone using a touch-tone telephone and calling 1-800-652-8683.  Returning your proxy now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so.  The prompt return of your proxy may save us additional expenses of solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Stockholders to Be Held on May 8, 2019

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you of the availability of our proxy materials on the Internet.  This Notice of Meeting and Proxy Statement, and our Annual Report to Stockholders for the year ended December 31, 2018, are available free of charge and may be accessed at www.edocumentview.com/CVTI.

In accordance with SEC rules, we do not use "cookies" or other software that identifies visitors accessing these materials on this website.  We encourage you to access and review all of the important information contained in the proxy materials before voting.

To obtain directions to the Annual Meeting, please call Theresa Ives at (423) 463-3335.

By Order of the Board of Directors,
/s/ David R. Parker
David R. Parker
Chairman of the Board

Chattanooga, Tennessee
April 8, 2019

COVENANT TRANSPORTATION GROUP, INC.
400 Birmingham Highway
Chattanooga, Tennessee 37419
__________________________________________

NOTICE OF MEETING AND PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 8, 2019
__________________________________________

GENERAL INFORMATION

This Notice of Meeting and Proxy Statement are furnished in connection with the solicitation of proxies from the stockholders of Covenant Transportation Group, Inc., a Nevada corporation, to be voted at the 2019 Annual Meeting of Stockholders (the "Annual Meeting"), which will be held at our principal executive office, 400 Birmingham Highway, Chattanooga, Tennessee 37419, at 10:00 a.m. Eastern Daylight Time, on Wednesday, May 8, 2019, and any adjournment thereof.

The Proxy Statement, proxy card, and our 2018 Annual Report for the year ended December 31, 2018 (the "2018 Annual Report"), which collectively comprise our "proxy materials," were first mailed on or about April 8, 2019, to stockholders of record at the close of business on our record date of March 11, 2019 (the "Record Date").  Except to the extent it is incorporated by specific reference, the enclosed copy of our 2018 Annual Report is not incorporated into this Proxy Statement and is not to be deemed a part of the proxy solicitation material.

The terms "Company," "we," "us," and "our" refer to Covenant Transportation Group, Inc. and its consolidated subsidiaries.  The term "Board" refers to our Board of Directors.

Voting by Proxy

THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD.  When a proxy is executed and returned (and not revoked) prior to the Annual Meeting, the proxy will be voted according to the instructions the stockholder made when granting the proxy.  Unless otherwise specified or if no choice is indicated on a proxy, all proxies received pursuant to this solicitation will be voted in accordance with the recommendations by our Board as follows:

"FOR" Proposal 1:	The election of the six (6) director nominees named below;

"FOR" Proposal 2:	Advisory and non-binding vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement;

"FOR" Proposal 3:	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019;

"FOR" Proposal 4:	Approval of the amendment to the Company’s amended and restated articles of incorporation to increase the number of authorized shares of Class A common stock; and

"FOR" Proposal 5:	Approval of the First Amendment to the Incentive Plan.

Your executed proxy appoints the persons appointed to vote the proxies as your duly authorized attorney-in-fact and gives such persons the power to represent and vote at the Annual Meeting all shares of our outstanding Class A common stock, par value one cent ($0.01) per share (the "Class A common stock"), that you are entitled to vote as a stockholder.  Such persons will vote your shares as instructed by you on your proxy.  If you do not provide voting instructions on Proposals 1, 2, 3, 4, or 5 or for any other matters properly presented at the Annual Meeting, your proxy also gives such persons the discretionary authority to vote your shares represented thereby as recommended above by the Board and in accordance with any such person's best judgment.  None of the proposals discussed in this Proxy Statement that are intended to be acted upon at the Annual Meeting are related to or conditioned upon the approval of any other matters.

Record Date and Voting Rights

The Record Date for the Annual Meeting is March 11, 2019.  Only stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting, either in person or by valid proxy.  Holders of Class A common stock are entitled to one vote for each share held.  Holders of Class B common stock, par value one cent ($0.01) per share (the "Class B common stock"), are entitled to two votes for each share held so long as David R. Parker or certain members of his immediate family beneficially own such shares.  In the event that any shares of our Class B common stock cease to be beneficially owned by Mr. Parker or certain of his immediate family members, such shares will be automatically converted into shares of our Class A common stock and will then be entitled to one vote per share.  Unless otherwise required by Nevada law, the Class A common stock and Class B common stock vote together as a single class.  We have no other class of stock outstanding.  Holders of Class A common stock and Class B common stock are not entitled to cumulative voting in the election of directors.  On the Record Date, the closing market price of our Class A common stock as reported on The NASDAQ Global Select MarketTM was $22.98 per share.

On the Record Date, there were issued and outstanding (i) 16,689,784 shares of Class A common stock (including 671,271 shares of restricted Class A common stock subject to certain performance vesting, time vesting, and holding provisions, which carry voting rights), entitled to cast an aggregate 16,689,784 votes on all matters subject to a vote at the Annual Meeting and (ii) 2,350,000 shares of Class B common stock entitled to cast an aggregate 4,700,000 votes on all matters subject to a vote at the Annual Meeting, except with respect to the vote of Class A stockholders as a separate class for Proposal 4, as further described under the heading Required Vote below.  The total number of shares of our common stock issued and outstanding on the Record Date was approximately 19,039,784 and the holders of such shares are entitled to cast an aggregate of 21,389,784 votes on all matters subject to a vote at the Annual Meeting, except with respect to the vote of Class A stockholders as a separate class for Proposal 4, as further described under the heading Required Vote below.  The Inspector of Elections will tabulate votes cast at the Annual Meeting, and the results of all items voted upon will be announced at the Annual Meeting.  We will also disclose the final voting results in a Current Report on Form 8-K filed with the SEC in accordance with SEC rules.

Quorum Requirement

In order to transact business at the Annual Meeting, a quorum must be present.  A quorum is present if the holders of a majority of the voting power of the issued and outstanding shares of Class A and Class B common stock entitled to vote are represented at the Annual Meeting in person or by proxy.  Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.  "Abstentions" are shares that are entitled to vote but that are not voted at the direction of the holder.  "Broker non-votes" are shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner.

Required Vote

Directors are elected by an affirmative vote of a plurality of the total votes cast by stockholders entitled to vote and represented in person or by proxy at the Annual Meeting, which means that with respect to Proposal 1, the six director nominees receiving the highest number of votes for their election will be elected.  Any director who receives a greater number of votes “withheld” from or voted “against” his election than are voted “for” such election (excluding abstentions) shall be subject to the majority vote policy described under “Corporate Governance – The Board of Directors and Its Committees – Board of Directors – Majority Vote Policy.”

The approval of Proposals 2, 3, and 5 and the approval of any other matter submitted to stockholders each requires the affirmative vote of a majority of the voting power of the shares of Class A and Class B common stock entitled to vote on the subject matter, voting together as a single class, and represented in person or by proxy at the Annual Meeting.  The approval of Proposal 4 requires (i) the affirmative vote of a majority of the voting power of the Class A stockholders and the Class B stockholders voting together as a single class and (ii) the affirmative vote of a majority of the voting power of the Class A stockholders voting as a separate class. Abstentions and broker non-votes are not considered votes cast and thus will not be included in the vote totals for Proposal 1. Abstentions will have the same effect as a vote “against” for Proposals 2, 3, 4, and 5.  Broker non-votes will not be included in the vote totals for Proposals 2 and 5.  Broker non-votes will have the same effect as a vote “against” for Proposal 4. A broker or other nominee may generally vote in their discretion on routine matters, and therefore no broker non-votes are expected in connection with Proposal 3.

Voting Instructions

Your type of stock ownership determines the method by which you may vote your shares.  If your shares are registered directly in your name in the stock register and stock transfer books of the Company or with our transfer agent (Computershare Investor Services), you are a "registered holder" and considered the stockholder of record with respect to those shares.  If you hold your shares through a broker, rather than holding shares registered directly in your name, you are considered a "beneficial owner" of shares held in street name.  Beneficial owners have the right to instruct their broker how to vote the shares held in their account.

If you are a registered holder of record of our Class A common stock, you may vote your shares either (i) over the telephone by calling a toll-free number, (ii) by using the Internet and visiting the designated website, (iii) by mailing your proxy card, or (iv) in person at the Annual Meeting by notifying and obtaining a ballot from the Inspector of Elections prior to the occurrence of any votes.  Registered holders of our Class B stock may vote either by (i) mailing your proxy card or (ii) attending the Annual Meeting and notifying and obtaining a ballot from the Inspector of Elections prior to the occurrence of any votes.  For 2019, we have arranged for telephone and Internet-voting procedures to be used.  These procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly.  If you choose to vote by telephone or by using the Internet by accessing the designated website, please refer to the specific instructions on the proxy card.  The deadline for voting by telephone or the Internet is 1:00 a.m. Eastern Daylight Time on Wednesday, May 8, 2019.  If you wish to vote using the proxy card, please complete, sign, and date your proxy card and return it to us before the Annual Meeting.

Beneficial owners who hold their shares in street name will need to obtain a voting instruction form from the broker or institution that holds their stock and must follow the voting instructions given by that broker or institution.  A beneficial owner of shares may not vote in person at the Annual Meeting unless they obtain from their broker or institution a legal proxy that gives you the right to vote the shares.

Right to Attend Annual Meeting; Revocation of Proxy

Returning a proxy card now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so.  Stockholders who execute and return proxies may revoke them at any time before they are exercised during the call to vote by either (i) giving written notice of their revocation to our Corporate Secretary at our principal executive office address, (ii) executing a subsequent proxy and delivering it to our Corporate Secretary, or (iii) attending the Annual Meeting and voting in person.  Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Costs of Solicitation

We will bear the cost of solicitation of proxies, which we expect to be nominal, and we will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of our outstanding Class A common stock.  Proxies will be solicited by mail, and may be solicited personally by directors, officers, and our regular employees, who will not receive any additional compensation for any such services.

Annual Report

The information included in this Proxy Statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Report of Independent Registered Public Accounting Firm, and other information included in our 2018 Annual Report that was mailed on or about April 8, 2019, together with this Notice of Meeting and Proxy Statement, to all stockholders of record as of the Record Date.  A copy of our 2018 Annual Report is publicly available free of charge at www.edocumentview.com/CVTI.  Except to the extent it is incorporated by specific reference, our 2018 Annual Report is not incorporated into this Proxy Statement and is not considered to be a part of the proxy-soliciting materials.

Important Information to Read with This Proxy Statement

Set forth below are the proposals to be considered by stockholders at the Annual Meeting, as well as important information concerning, among other things, our management and our Board; executive compensation; transactions between us and our officers, directors, and affiliates; the stock ownership of certain beneficial owners and management; the services provided to us by and fees of KPMG LLP, our independent registered public accounting firm; and instructions for stockholders who want to make proposals at our 2020 Annual Meeting of Stockholders.  EACH STOCKHOLDER SHOULD READ THIS INFORMATION BEFORE VOTING.

PROPOSAL 1 - ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect six directors to serve as the Board until our next Annual Meeting of Stockholders or until their successors are duly elected and qualified.  Upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the "Nominating Committee"), our Board has nominated for election as directors the following six individuals:  David R. Parker, William T. Alt, Robert E. Bosworth, Bradley A. Moline, Herbert J. Schmidt, and W. Miller Welborn. Each nominee is presently serving as a director.  The individual qualifications, skills, and experience of the director nominees are discussed in their respective biographies below.

Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the election of all director nominees.  In the event any director nominee becomes unwilling or unable to serve as a director prior to the vote on Proposal 1 at the Annual Meeting, the shares represented by your proxy will be voted for any substitute nominee designated by the Board, unless you expressly withhold authority to vote your shares for the unavailable nominee or substitute nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES.

Nominees for Directorships

The table below provides information on the qualifications, skills, and experience of our nominees for directorships.

	Mr. Parker	Mr. Alt	Mr. Bosworth	Mr. Moline	Mr. Schmidt	Mr. Welborn
Public Company Officer	✓		✓	✓	✓	✓
Financial Reporting	✓	✓	✓	✓	✓	✓
Industry	✓	✓	✓	✓	✓	✓
Environmental	✓	✓	✓	✓	✓	✓
Risk Management	✓	✓	✓	✓	✓	✓

The lack of a “✓” for a particular item does not mean that the director does not possess that qualification, skill or experience. We look to each director to be knowledgeable in these areas; however, the “✓” indicates that the item is a specific qualification, skill or experience that the director brings to the Board.

Information concerning the names, ages, positions with us, tenure as a Company director, and business experience of the nominees standing for election as directors at the Annual Meeting, as well as the specific attributes qualifying each nominee for a directorship, is set forth below.  Family relationships between any directors and executive officers, if any, are noted in the relevant biographies.  All references to experience with us include positions with our operating subsidiaries and none of the other corporations or organizations referenced in the biographies is a parent, subsidiary, or affiliate of the Company unless otherwise noted.  There are no arrangements or understandings between any of the director nominees and any other person pursuant to which any of the director nominees was selected as a nominee.  Each of the director nominees has also consented to being named as such in this Proxy Statement and has indicated his intention to serve as a director, if elected.

David R. Parker, 61, has served as our Chairman of the Board and Chief Executive Officer ("CEO") since 1994. From our founding in 1985 to February 2016 Mr. Parker served as our President.  Mr. Parker is a past director of the Truckload Carriers Association and currently serves on the board of directors of the American Trucking Associations.  From 2012 to October 2017, Mr. Parker served as a member of the Trade and Transportation Advisory Council of the Federal Reserve Bank of Atlanta.  Mr. Parker has also served as a director or in similar capacities of several religious and civic organizations and serves as general partner of the Parker Family Limited Partnership.  The Board believes Mr. Parker's dedication, trucking experience, general business knowledge, significant leadership ability, and in-depth knowledge of the Company, qualify him for his continued service as CEO, and Chairman of our Board.  Additionally, the Board believes Mr. Parker's knowledge of the industry continues to be a competitive strength for the Company.

William T. Alt, 82, has served as a director since 1994 and currently serves as Chair of our Nominating Committee and as a member of the Compensation Committee.  Mr. Alt holds degrees in engineering and law.  He has engaged in the private practice of law since 1962 and served as the President of the professional corporation for which he has practiced, William T. Alt., P.C., where he also was responsible for compensation decisions.  Mr. Alt has supervised as many as twelve attorneys engaged in litigation and securities work for brokers, private companies going public, and SEC reporting companies.  In addition, Mr. Alt has served as a trial attorney in various commercial matters.  Mr. Alt also has experience advising companies, including other interstate trucking companies, in public offerings, stock exchange listings, SEC reporting, accounting issues concerning public companies, and various other commercial matters.  Mr. Alt served as outside counsel to the Company from 1986 to 2003, has served as legal counsel for other multistate trucking firms, and has gained an in-depth understanding of the risks facing the Company and the transportation industry.  The Board believes Mr. Alt's legal experience and familiarity with securities laws and the transportation industry qualify Mr. Alt to serve on the Board and benefit the Company.  Specifically, the Board believes Mr. Alt's legal background allows Mr. Alt to advise the Board regarding best practices and strategies to help inform the Board's decision-making, particularly in the area of risk assessment.  Additionally, the Board believes Mr. Alt's past leadership positions and executive experience qualifies Mr. Alt to serve in his current capacity as the Chair of the Nominating Committee.

Robert E. Bosworth, 71, has served as a director since 1998 and currently serves as Chair of our Audit Committee, a member of our Compensation Committee, and our Lead Independent Director.  Mr. Bosworth served as a director of Chattem, Inc., a consumer products company from 1986 to 2010 and served on its audit committee from 1998 to 2005 and on its compensation committee from 2002 to 2005.  From September 2005 until his retirement in July 2012, Mr. Bosworth served as the President and Chief Operating Officer ("COO") of Chattem, Inc.  Mr. Bosworth has also held directorships with several for-profit and non-profit organizations, as well as served as Vice President of Hamico, Inc.  Mr. Bosworth holds an M.B.A. in finance.  The Board believes Mr. Bosworth's services on the Chattem, Inc. board and on the boards of several other organizations have provided him with significant insight into board processes, functions, exercise of diligence, and oversight of management, and this knowledge benefits the Board.  The Board also believes Mr. Bosworth's financial background, including his experience handling all financial functions of Chattem, Inc. and his familiarity and experience with applicable laws and regulations governing the preparation of financial statements filed with the SEC from when Chattem, Inc. was publicly traded, adds value to the Company's Audit Committee and Board.  The Board believes Mr. Bosworth's extensive executive, director, business, and financial reporting experience make him highly qualified to serve as our Lead Independent Director and as Chair of the Audit Committee.

Bradley A. Moline, 52, has served as a director since 2003 and currently serves as a member of our Audit Committee and Nominating Committee.  Mr. Moline has been President and CEO of ALLO Communications, LLC, a telecommunications company and majority owned subsidiary of Nelnet, Inc. (NYSE:NNI), since October 2002.  He also serves on the board of directors of ALLO Communications, LLC.  In 2018, Mr. Moline joined the board of National Cable Television Cooperative, Inc., a Kansas nonprofit corporation and the University of Nebraska Foundation investment committee. Mr. Moline also has been the owner, President, and CEO of Imperial Super Foods and NECO Grocery, with grocery operations in Nebraska and Colorado, since 2002.  From 1994 to 1997, Mr. Moline was our Treasurer and chief financial officer (“CFO”).  Mr. Moline also served as CFO of Birch Telecom Inc., a telecommunications company, when the company's debt securities were publicly traded and previously worked for Ernst & Young, where he was formerly licensed as a CPA.  Mr. Moline holds a degree in Business Administration with an emphasis in accounting.  In his roles with the Company, Birch Telecom, and Ernst & Young, Mr. Moline gained experience overseeing financial matters and reviewing documents filed with the SEC.  The Board believes Mr. Moline's extensive financial and executive experience add significant value to our Audit Committee and make Mr. Moline a valued member of our Board.  The Board also believes Mr. Moline's wide array of executive experiences, including from his service as the Company's CFO, has prepared him well to respond to complex financial and operational challenges.  The Board further believes that Mr. Moline’s experience as an executive officer of a public company and a company with publicly traded debt allows him to bring unique and valuable perspective to governance issues as a member of our Nominating Committee.

Herbert J. Schmidt, 63, has served as a director since 2013, prior to January 2017 served as a member of our Nominating Committee, and prior to July 2016 served as a member of our Compensation Committee. Additionally, Mr. Schmidt previously provided consulting services to the Company and SRT in particular. Mr. Schmidt previously served as the Executive Vice President of Con-way Inc. and President of Con-way Truckload, both freight transportation providers, from 2007 until his retirement in 2012.  Prior to the merger of Contract Freighters, Inc. ("CFI"), another freight transportation provider, with Con-way Inc. in 2007, Mr. Schmidt held positions at CFI as President and CEO from 2005 to 2007 and President from 2000 to 2005.  Prior to his becoming President and CEO in 2005, he was employed in a series of progressively more responsible positions at CFI where he gained extensive knowledge in risk management, as well as leading the sales and operations functions as Senior Vice President of Operations.  Mr. Schmidt also served as a member of the Board of Directors of formerly publicly traded Empire District Electric Company 2010 through January 2017, including membership on the Compensation, Executive, and Strategic Projects Committees, and as a member of the Board of Directors of Daylight Transport, LLC, a privately held less-than-truckload carrier, since September 2013, including membership on the Compensation and M&A Committees.  The Board believes Mr. Schmidt's extensive industry, operations, sales, risk management, and leadership experience adds significant value to the Board.

W. Miller Welborn, 60, has served as a director since 2017 and currently as Chair of our Compensation Committee and as a member of our Audit Committee. Mr. Welborn has been Chairman of SmartFinancial, Inc. (NASDAQ: SMBK), a publicly traded holding company of SmartBank with over $2.0 billion in assets since 2015. From 2009 to 2015 Mr. Welborn served as Chairman of Cornerstone Bancshares, Inc., which was the publicly traded parent company of Cornerstone Community Bank prior to the bank’s merger with SmartBank in 2015, where he served on the Asset-Liability (ALCO), Loan, Governance, Nominating, Audit, and Compensation Committees. Mr. Welborn has also served as President of Welborn & Associates, Inc., a consulting firm specializing in transportation logistics, since 2000.  He previously served as managing partner of Transport Capital Partners, LLC, another transportation advisory and consulting firm that he founded, from 2001 to 2014.  Prior to founding Transport Capital Partners, LLC, Mr. Welborn served in several executive and ownership capacities of various trucking companies, including as President, CEO, and a director of Boyd Bros Transportation, President and Chairman of Welborn Transport, Inc., a company he cofounded, and President of Cummings Trucking Co., Inc.  From 2010 to 2015 Mr. Welborn served as a partner of Lamp Post Group, Inc., a venture capital company with a portfolio of investments ranging from start-up level to over $600 million in annual revenue.  Mr. Welborn currently serves on multiple non-profit boards. The Board believes that Mr. Welborn’s over three decades of business experience, including experience in transportation consulting, executive roles at trucking companies, and serving on the boards of publicly traded companies, provides us with invaluable perspective and experience. The Board also believes Mr. Welborn's knowledge of executive compensation practices, including his prior service on the compensation committee of Cornerstone Bancshares, Inc., qualifies him to serve as Chair of our Compensation Committee.

CORPORATE GOVERNANCE

The Board of Directors and Its Committees

The following summarizes our key governance features:

What We Do
✓	Lead Independent Director appointed
✓	Corporate governance guidelines
✓	All committees comprised solely of independent directors
✓	Two-thirds of the Board comprised of independent directors
✓	Limitation on number of outside public boards
✓	Three members of our Audit Committee qualify as audit committee financial experts
✓	Regular sessions of independent directors
✓	Stock ownership guidelines for non-employee directors of five times annual cash retainer
✓	Stock ownership guidelines for senior executive officers, with CEO at ten times annual base salary
✓	Anti-hedging and anti-pledging guidelines for senior executive officers, with no hardship exception
✓	Majority vote policy for uncontested elections
✓	Annual Board and committee written self-assessment
✓	Annual Lead Independent Director written assessment
✓	Annual CEO written assessment
✓	Annual enterprise risk assessment
✓	Director orientation

Board of Directors

Meetings.  Our Board held ten meetings during the year ended December 31, 2018.  Each current member of the Board attended at least 75% of the aggregate of all meetings of the Board and of all committees on which he served.  We encourage the members of our Board to attend our Annual Meeting of Stockholders, although we do not have a formal policy regarding director attendance at such meetings.  All of our then-current directors attended the 2018 Annual Meeting of Stockholders.

Director Independence.  Our Class A common stock is listed on The NASDAQ Global Select MarketTM.  Therefore, we are subject to the listing standards embodied in applicable NASDAQ Stock Market ("NASDAQ") listing standards and the rules and regulations of the SEC, including those relating to corporate governance.  The Board has determined that the following directors and director nominees are "independent" under NASDAQ Rule 5605(a)(2):  Messrs. Bosworth, Alt, Moline, and Welborn. The Board has also determined that with respect to each of our three Board committees, each member and committee composition satisfies the applicable committee independence and membership requirements of NASDAQ and the SEC.  Given SRT’s improved performance, the Company’s consulting arrangement with Mr. Schmidt ended in January 2019. Absent any future consulting arrangements with Mr. Schmidt and considering the consulting payments paid to Mr. Schmidt during 2018, we expect that he will be “independent” under NASDAQ Rule 5605(a)(2) in March 2021. In accordance with NASDAQ Rule 5605(b)(2), in 2018, our independent directors held four special meetings of independent directors, without the presence of management.

Our Nominating Committee reviewed (i) the SEC regulatory and NASDAQ listing standards for assessing the independence of our directors and director nominees, (ii) the criteria for determining each such individual's independence specifically for purposes of serving on the Audit Committee, Compensation Committee, and Nominating Committee, and as an "audit committee financial expert," and (iii) each such individual's professional experience, education, skills, ability to enhance differences of viewpoint and other qualities among our Board membership.  After concluding its review, the Nominating Committee submitted its independence recommendations to our Board.  Our Board then made its independence determinations based on the committee's recommendations.

Board Oversight of Risk Management.  The Board has overall responsibility for risk oversight, which involves evaluating any material risks concerning us, as well as management's decisions and efforts to identify, manage, and monitor such risks.  This oversight also includes understanding and determining what constitutes an appropriate level and tolerance of risk for the Company.  The Board addresses this responsibility as part of its periodic Board meetings.  The Board has delegated oversight responsibility to each of the Board committees according to its respective area of responsibility and assigned the assessment of the Board's review of enterprise risk to the Nominating Committee, financial risk to the Audit Committee, and compensation-related risk to the Compensation Committee.  In its risk oversight role, our Board considers and confers with management about risk administration.  Typically, management identifies, measures, and analyzes risks inherent to our business, operations, and industry.  Management then reports to the appropriate Board committee, which then evaluates management's risk assessment and reports to the Board.  Additionally, the Board conducts an annual risk assessment. The Board's role in risk oversight has not affected the Board's leadership structure.

Board Leadership Structure; Lead Independent Director.  The Board is responsible for overseeing our overall corporate governance and the competent and ethical management and operation of our business and in late 2017 designated the position of Lead Independent Director. Mr. Bosworth was appointed as our Lead Independent Director in February 2018 to provide for an effective balance for the management of the Company and our stockholders’ best interests. Mr. Parker currently serves as our Chairman of the Board and CEO.  The Board elects our Chairman of the Board and CEO annually.  Mr. Parker was elected by our Board in May 2018 to serve as our Chairman of the Board and CEO until his successor is duly elected or until his earlier death, resignation or removal, pursuant to our Third Amended and Restated Bylaws.

Our independent directors regularly meet without the presence of management.  These executive sessions are typically conducted before or after any Board or Board committee meeting at which a majority of the independent directors are present or by holding special meetings of the independent directors. We believe that the appointment of a Lead Independent Director in February 2018 contributed to the efficiency and functionality of the full Board. The Lead Independent director presides over executive sessions and acts as a liaison between the between our independent directors and the Board.

The Board believes our leadership structure with Mr. Parker serving as Chairman of the Board and CEO and Mr. Bosworth as Lead Independent Director is appropriate and suitable for proper and efficient Board functioning and communication.  We believe the combination of Mr. Parker's leadership positions is effective for us given Mr. Parker's in-depth knowledge of and experience in our business and industry. Further, his large beneficial stockholdings and long-standing service in senior leadership positions demonstrate to our stockholders Mr. Parker's commitment to our growth and success.  As the CEO, Mr. Parker is also intimately involved in the Company's routine operations and is in a position to elevate critical business issues to the Board and senior management because he reports to the Board as the CEO with the other executive officers and participates in the meetings as a director.  The Board has determined the Chairman of the Board and CEO combination, together with a successful governance structure that includes the exercise of key oversight responsibilities by independent directors, provides an effective balance for the management of the Company and our stockholders' best interests. Additionally, our Lead Independent Director provides for an effective balance for the management of the Company and our stockholders’ best interests. Our Board has the flexibility to modify our leadership structure in the future, as the Board deems appropriate or necessary.

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines, which, along with our articles of incorporation, bylaws, and the charters of the Board’s Committees, form the framework of governance of the Company. Our Corporate Governance Guidelines are available on our website, www.covenanttransport.com, under the “Governance” tab of the “Investors” menu.

Overboarding Policy. The Board approved an overboarding policy that prohibits Mr. Parker, as CEO and Chairman of the Board, from serving on more than three public company boards in total (including service on the Company’s Board), and prohibits the other board members from serving on more than five public company boards in total (including service on the Company’s Board.) This is to ensure that our directors devote adequate time for preparation and attendance at Board and Committee meetings, including the Annual Meeting of Stockholders.

Majority Vote Policy. Our Board’s majority vote standard requires that, for directors to be elected (or reelected) to serve on the Company’s Board, they must receive support from holders of a majority of shares voted. A director who is subject to an uncontested election at any stockholder meeting shall promptly tender his or her resignation for consideration by the Nominating Committee, if such director receives a greater number of votes “withheld” from or voted “against” his or her election than are voted “for” such election, excluding abstentions.  The Nominating Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the support from the holders of a majority of shares voted in the election of directors. In making this recommendation, the Nominating Committee will consider all factors deemed relevant by its members including, without limitation, the underlying reasons why stockholders voted against the director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company, whether by accepting such resignation the Company will no longer be in compliance with any applicable laws, rules, regulations, or governing documents, and whether or not accepting the resignation is in the best interests of the Company and its stockholders. The Board will act on the Nominating Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the stockholder vote, but in any case, no later than 120 days following the certification of the stockholder vote. In considering the Nominating Committee’s recommendation, the Board will consider the factors considered by the Nominating Committee and such additional information and factors the Board believes to be relevant. The Company will promptly publicly disclose the Board’s decision and process in a periodic or current report filed with or furnished to the Securities and Exchange Commission. Any director who tenders his resignation pursuant to the majority vote policy will not participate in the Nominating Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such director shall remain active and engaged in all other committee and Board activities, deliberations, and decisions during the Nominating Committee and Board process.

Anti-Hedging and Pledging Policy. Our anti-hedging and pledging policy prohibits our CEO, President, and CFO from (i) hedging their ownership positions in Class A or Class B common stock (including, but not limited to, short-selling, options, puts and calls, as well as derivatives such as swaps, forwards, and futures), (ii) pledging owned Class A or Class B common stock as collateral for loans, and (iii) purchasing our Class A common stock on margin. Hedging activities shall include hedging our Class A and Class B common stock.  There is no hardship exception to our exception to our anti-hedging and pledging policy.

Stock Ownership Guidelines. Our stock ownership guidelines require our CEO, President, CFO, and non-employee directors to build or maintain certain stock ownership over time through equity grants. The stock ownership guidelines for our CEO are ten times annual base salary. The stock ownership guidelines for our President and our CFO are one times annual base salary. The stock ownership guidelines for our non-employee directors are five times annual cash retainer.

Stockholder Communications with the Board of Directors. Our Board has adopted procedures by which our stockholders may communicate with our Board regarding matters of substantial importance to us.  Information concerning the manner in which stockholders can communicate with the Board is set forth in our Stockholder Communications Procedures available on our website, www.covenanttransport.com, under the “Governance” tab of the “Investors” menu. Our Stockholder Communications Procedures, which was adopted by the Board, describes the process for sending communications and determining which communications will be relayed to directors.  Please note that we reserve the right not to forward any abusive, threatening or otherwise inappropriate materials.

Committees of the Board of Directors

The Audit Committee

Functions, Composition, and Meetings of the Audit Committee.  Our Board has established a separately designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") to oversee our accounting and financial reporting policies and processes in accordance with applicable SEC rules and NASDAQ listing standards. The primary responsibilities of the Audit Committee are set forth in the Audit Committee Report, which appears below, and are further described in the Audit Committee charter. During 2018, our Audit Committee was comprised of Messrs. Bosworth, Moline, Welborn. Prior to May 18, 2018, Mr. Alt also served as a member of the Audit Committee. Mr. Bosworth serves as Chair of the Audit Committee.  The Audit Committee met nine times during 2018.

Audit Committee Independence. Each member of the Audit Committee satisfies the independence and Audit Committee membership criteria set forth in NASDAQ Rule 5605(c)(2)(A).  Specifically, each member of the Audit Committee:

●	is independent under NASDAQ Rule 5605(a)(2);
●	meets the criteria for independence set forth in Rule 10A‑3(b)(1) under the Exchange Act;
●	did not participate in the preparation of our financial statements or the financial statements of any of our current subsidiaries at any time during the past three years; and
●	is able to read and understand fundamental financial statements, including our balance sheet, statement of operations, and statement of cash flows.

Audit Committee Charter.  Our Audit Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  The Audit Committee reviews and reassesses the adequacy of its formal written charter on an annual basis and recommends changes to the Board when appropriate.  The charter is publicly available free of charge on our website, www.covenanttransport.com, under the “Governance” tab of the “Investors” menu.

Audit Committee Financial Experts.  The Board has determined that three members of the Audit Committee, Messrs. Bosworth, Moline and Welborn, qualify as "audit committee financial experts" under Item 407(d)(5)(ii) of SEC Regulation S-K.  In the judgment of the Board, each such individual (i) meets the Audit Committee member independence criteria under applicable SEC rules; (ii) is independent, as independence for Audit Committee members is defined under applicable NASDAQ listing standards; and (iii) has sufficient knowledge, experience and sophistication in financial and auditing matters under relevant SEC and NASDAQ rules.  The satisfaction of these factors results in each such individual's financial sophistication under NASDAQ Rule 5605(c)(2)(A) and qualifies each such individual as an "audit committee financial expert," under Item 407(d)(5)(ii) of SEC Regulation S-K.  The Board has designated Mr. Bosworth as our Audit Committee financial expert.

Report of the Audit Committee.  In performing its duties, the Audit Committee, as required by applicable rules of the SEC, issues a report recommending to the Board that our audited financial statements be included in our Annual Report on Form 10-K and determines certain other matters, including the independence of our independent registered public accounting firm.  The Report of the Audit Committee for 2018 is set forth below.

The Audit Committee Report shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Audit Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Report of the Audit Committee

The primary purpose of the Audit Committee of the Board of Covenant Transportation Group, Inc. (the "Company") is to assist the Board in fulfilling its oversight responsibilities relating to the quality and integrity of the Company's financial reports, financial reporting processes, and systems of internal control over financial reporting.  The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company's financial statements. Rather, the Company's management has primary responsibility for the preparation, consistency, integrity, and fair presentation of the Company's financial statements and the overall reporting process, including maintenance of the Company's system of internal controls. The Audit Committee is responsible for the appointment, evaluation, compensation, retention, and oversight of the work of the Company’s independent registered accounting firm, KPMG LLP. KPMG LLP is responsible for conducting independent quarterly reviews and an independent annual audit of the Company's financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report thereon.

For the year ended December 31, 2018, the Audit Committee has (i) reviewed and discussed the audited financial statements, management's assessment of internal control over financial reporting, and the effectiveness of internal control over financial reporting with management and KPMG LLP; (ii) discussed with KPMG LLP the matters required to be discussed pursuant to Auditing Standard No. 1301 (Communications with Audit Committees) issued by the PCAOB; (iii) received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence; and (iv) discussed with KPMG LLP its independence as the Company's independent registered public accounting firm and auditor. The Audit Committee, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and KPMG LLP. The Audit Committee met in periodic executive sessions with each of KPMG LLP, management, and the internal audit department during 2018.

Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Audit Committee:
Robert E. Bosworth, Chair
Bradley A. Moline
W. Miller Welborn

The Compensation Committee

Functions, Composition, and Meetings of the Compensation Committee. As more fully outlined in the Compensation Committee charter, the primary functions of the Compensation Committee of our Board are to aid our Board in discharging its responsibilities relating to the compensation of our executive officers, including the CEO; evaluate and approve our compensation plans, policies, and programs for executive officers; produce an annual report on executive compensation; make recommendations to the Board on matters of Chairman of the Board, CEO, and President succession; and perform such other duties as may be assigned to it by our Board or imposed by applicable laws or regulations.  In furtherance of its duties, the Compensation Committee reviews and approves the elements of the compensation of our executive officers and our overall executive compensation strategy to ensure such components align with our business objectives, responsible corporate practices, and our stockholders' interests.  The Compensation Committee also makes recommendations on other compensation matters to the full Board.  The Compensation Committee has the authority to carry out the foregoing responsibilities under its charter, and may delegate such authority to subcommittees of the Compensation Committee. Our Compensation Committee is comprised of Messrs. Welborn, Bosworth and Alt. Mr. Welborn has served as Chair of the Compensation Committee since May 18, 2018. Prior to May 18, 2018, Mr. Bosworth served as Chair of the Compensation Committee.  The Compensation Committee met eight times during 2018.

Compensation Committee Independence.  While serving on the Compensation Committee, each member satisfied the independence and Compensation Committee membership criteria set forth in NASDAQ Rule 5605(d)(2)(A) and applicable SEC regulations.  In determining the independence of our Compensation Committee members, the Board considered several relevant factors, including but not limited to each director's source of compensation and affiliations. Specifically, while serving on the Compensation Committee, each member of the Compensation Committee:

●	was independent under NASDAQ Rule 5605(a)(2);
●	met the criteria for independence set forth in Rule 10C-1(b)(1) under the Exchange Act;
●	did not directly or indirectly accept any consulting, advisory or other compensatory fee from the Company; and
●
as determined by our Board, was not affiliated with the Company, any Company subsidiary, or any affiliate of a Company subsidiary, and did not have any other relationship, which would impair each respective member's judgment as a member of the Compensation Committee.

Compensation Committee Charter.  Our Compensation Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  The Compensation Committee periodically reviews and reassesses the adequacy of its formal written charter on an annual basis and recommends changes to the Board when appropriate.  The charter is publicly available free of charge on our website, www.covenanttransport.com, under the “Governance” tab of the “Investors” menu.

Report of the Compensation Committee.  In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our Compensation Discussion and Analysis be included in this Proxy Statement. The Report of the Compensation Committee for 2018 follows.

The Report of the Compensation Committee shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Compensation Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Report of the Compensation Committee

The Compensation Committee of the Board of Covenant Transportation Group, Inc. (the "Company") has reviewed and discussed with management the Compensation Discussion and Analysis section (as required by Item 402(b) of Regulation S-K of the U.S. Securities and Exchange Commission) contained in this Proxy Statement for the Annual Meeting of Stockholders to be held on May 8, 2019. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

Compensation Committee:
W. Miller Welborn, Chair
William T. Alt
Robert E. Bosworth

Compensation Committee Interlocks and Insider Participation

Messrs. Welborn, Alt, and Bosworth served on the Compensation Committee during 2018. Messrs. Welborn, Alt, and Bosworth were not officers or employees of the Company at any time during 2018 or as of the date of this Proxy Statement, nor was any such individual a former officer of the Company. In 2018, no member of our Compensation Committee had any relationship or transaction with the Company that would require disclosure as a "related person transaction" under Item 404 of SEC Regulation S-K in this Proxy Statement under the section entitled Certain Relationships and Related Transactions.

During 2018, none of our executive officers served as a member of the board of directors or Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation Committee.  Additionally, during 2018, none of our executive officers served as a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

See Certain Relationships and Related Transactions for a description of certain transactions between us and our other directors, executive officers, or their affiliates, and Executive Compensation – Director Compensation for a description of compensation of the members of the Compensation Committee.

The Nominating and Corporate Governance Committee

Functions, Composition, and Meetings of the Nominating and Corporate Governance Committee.  Our Nominating Committee recommends to the Board potential director nominee candidates for election to the Board and makes recommendations to the Board concerning issues related to corporate governance, as further detailed in the Nominating Committee charter discussed below.  During 2018, Messrs. Alt and Moline served as the Nominating Committee, with Mr. Alt serving as Chair. All current members of the Nominating Committee are independent, as independence for Nominating Committee members is defined under applicable SEC regulations and NASDAQ listing standards.  The Nominating Committee met four times in 2018.  The Nominating Committee has recommended that the Board nominate Messrs. Parker, Alt, Bosworth, Schmidt, Moline, and Welborn for election at the Annual Meeting, each of whom is currently serving as a director.

Nominating and Corporate Governance Committee Charter. Our Nominating Committee operates pursuant to a written charter detailing its purpose, powers, and duties.  The Nominating Committee periodically reviews its formal written charter, as well as those of our Board committees, to ensure each charter reflects a commitment to effective corporate governance and recommends changes to the Board when appropriate. A copy of the charter (which includes Exhibit A (Criteria for Board of Directors) to such charter, as mentioned below) is available free of charge on our website, www.covenanttransport.com, under the “Governance” tab of the “Investors” menu.

Process for Identifying and Evaluating Director Nominees. Director nominees are chosen by the entire Board, after considering the recommendations of the Nominating Committee.  The members of the Nominating Committee review the qualifications of various persons to determine whether they are qualified director nominee candidates for membership on the Board.  The Nominating Committee will review all such candidate recommendations, including those properly submitted by stockholders, in accordance with the requirements of its charter, SEC regulations, and NASDAQ listing standards.  Upon identifying and selecting qualified director nominee candidates, the Nominating Committee then submits its director nominee selections to our Board for consideration. We do not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Desirable Traits for Director Nominees. With regard to specific qualities and skills of potential director nominees, the Nominating Committee believes it is necessary that: (i) at least a majority of the members of the Board qualify as "independent" under NASDAQ Rule 5605(a)(2); (ii) at least three members of the Board satisfy the Audit Committee membership criteria specified in NASDAQ Rule 5605(c)(2)(A); (iii) at least one member of the Board eligible to serve on the Audit Committee has sufficient knowledge, experience, and training concerning accounting and financial matters so as to be financially sophisticated under NASDAQ Rule 5605(c)(2)(A) and qualifies as an "audit committee financial expert" within the meaning of Item 407(d)(5)(ii) of SEC Regulation S-K; and (iv) at least two members of the Board satisfy the Compensation Committee membership criteria specified in NASDAQ Rule 5605(d)(2)(A).  In addition to these specific requirements, the Nominating Committee takes into account all factors it considers appropriate, which may include, but are not limited to, an individual's experience, accomplishments, education, understanding of our business and the industry in which we operate, specific skills, general business acumen, and personal and professional integrity.  Exhibit A (Criteria for Board of Directors) of the Nominating Committee charter also sets forth various factors and criteria used for selecting director nominees (such factors and criteria are not absolute prerequisites for any such nominee). Generally, the Nominating Committee will first consider current Board members as potential director nominees because they meet the criteria listed above and possess knowledge of our history, strengths, weaknesses, goals, and objectives.

Annual Board Self-Assessment. The Nominating Committee is responsible for developing and implementing a director evaluation program to measure the individual and collective performance of directors and the fulfillment of their responsibilities to our stockholders, including an assessment of the Board's compliance with applicable corporate governance requirements and identification of areas in which the Board might improve its performance.  The Nominating Committee also is responsible for developing and implementing an annual self-evaluation process for the Board designed to assure that directors contribute to our corporate governance and to our performance.  These tasks are accomplished in part through our written annual Board evaluation questionnaire in which our outside directors assess and comment on various issues concerning the Board's and each committee’s performance, oversight, resources, composition, culture, and committees. Questionnaire responses are anonymously compiled and summarized in a report distributed to the Board by outside counsel. We believe this provides valuable constructive feedback that contributes to the Board's overall effectiveness, functionality, and oversight.

Board Diversity. In recommending director nominee candidates for the Board, the Nominating Committee considers Board diversity along with the various other factors discussed above.  Our Nominating Committee does not have a formal policy with respect to diversity, but considers it desirable if potential nominees compliment and contribute to the Board's overall diversity and composition.  Pursuant to the Nominating Committee's charter, such consideration includes each individual candidate's ability to enhance differences of viewpoint, professional experience, education, skills, and other individual qualities among the members of the Board. Diversity is not limited solely to gender, race and ethnicity distinctions, and we interpret diversity to encompass an individual's ability to positively contribute to the chemistry and collaborative nature of our Board, as well as such person's personal and professional experiences, aptitude, and expertise relevant to our industry. The Nominating Committee periodically reviews and assesses the effectiveness of the Committee's policies with respect to its consideration of diversity in identifying director nominees.

Stockholder Director Nominee Recommendations.  It is generally the policy of the Nominating Committee to consider stockholder recommendations of proposed director nominees if such recommendations are serious, timely received, and comply with SEC rules and regulations setting forth the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials, specifically Rule 14a-8 of the Exchange Act.  To be timely, recommendations must be received in writing by Joey B. Hogan at our principal executive office at least 120 days prior to the one-year anniversary of the mailing date of our proxy statement for the prior year's Annual Meeting of Stockholders. For our 2020 Annual Meeting of Stockholders, all stockholder recommendations of proposed director nominees must be received in writing by Joey B. Hogan no later than the close of business on December 10, 2019. Such stockholder recommendations should be addressed and sent to Joey B. Hogan, President and COO; Covenant Transportation Group, Inc.; 400 Birmingham Highway; Chattanooga, Tennessee 37419.  In addition, any stockholder director nominee recommendation must include the following information:

●	the proposed director nominee's name and qualifications and the reason for such recommendation;
●	the name and record address of the stockholder(s) proposing such nominee;
●	the number of shares of our Class A and/or Class B common stock that are beneficially owned by such stockholder(s) and the dates indicating how long such stock has been held by such stockholder(s);
●	a description of any financial or other relationship between the stockholder(s) and such director nominee or between the director nominee and us or any of our subsidiaries;
●	appropriate biographical and other information equivalent to that required of all other director nominee candidates; and
●	any other information such stockholder(s) must provide pursuant to and as required under Rule 14a-8 of the Exchange Act or any other applicable rules.

Our Executive Officers

Set forth below is certain information regarding our current executive officers (other than our CEO, Mr. Parker, for whom information is set forth above under Proposal 1 – Election of Directors), as well as other members of senior management. All executive officers are elected annually by the Board.  Family relationships between any directors and executive officers, if any, are noted in the relevant biographies.  All references to experience with us include positions with our operating subsidiaries and none of the other corporations or organizations referenced in the biographies is a parent, subsidiary, or affiliate of the Company unless otherwise noted.  There are no arrangements or understandings between any of the executive officers and any other person pursuant to which any of the executive officers was or is to be selected as an officer.  Each of the executive officers also has consented to being identified as such in this Proxy Statement and has indicated his intention to serve in his respective office, if elected by the Board.

Joey B. Hogan, 57, has served as our President and COO since February 2016.  From May 2007 to February 2016 Mr. Hogan served as our Senior Executive Vice President and COO, as well as President of CTI.  Mr. Hogan was our CFO from 1997 to May 2007, our Executive Vice President from May 2003 to May 2007, and a Senior Vice President from December 2001 to May 2003.  From joining us in August 1997 through December 2001, Mr. Hogan served as our Treasurer.  Mr. Hogan served as a director and on the Audit Committee of Chattem, Inc., a consumer products company, from April 2009 through March 2010.

Richard B. Cribbs, 47, has served as our Executive Vice President and CFO since February 2016. From May 2008 to February 2016 Mr. Cribbs served as our Senior Vice President and CFO.  Mr. Cribbs served as our Vice President and Chief Accounting Officer ("CAO") from May 2007 to May 2008 and Corporate Controller from May 2006 to May 2007.  Prior to joining the Company, Mr. Cribbs was the Corporate Controller, Assistant Secretary, and Assistant Treasurer for Tandus, Inc., a commercial flooring company, from May 2005 to May 2006.  Mr. Cribbs also previously served as CFO of Modern Industries, Inc., a tier two automotive supply company, from December 1999 to May 2005.  Mr. Cribbs serves as a member of the Accounting Advisory Board of the University of Tennessee at Chattanooga.

Samuel “Sam” F. Hough, 53, has been the Executive Vice President and COO of Covenant Transport, Inc. ("CTI") since joining us in February 2013. Prior to joining the Company, Mr. Hough served as Vice President of Sales from 2010 – 2013, Vice President of Regional Operations from 2009 - 2010, and Vice President of Revenue Management from 2006 - 2009 for Conway Truckload, Inc,, a freight transportation provider operating in the United States, Canada, and Mexico.

James “Jim” F. Brower, Jr., 61, has served as the Executive Vice President and COO of Star Transportation, Inc. ("Star") since February 2016.  From 1983 to February 2016 Mr. Brower served as President of Star.  Star joined the Company as one of our subsidiaries in 2006.

Paul T. Newbourne, 64, has served as the Executive Vice President and COO of Covenant Transport Solutions, LLC (“Solutions”) since October 2016. Mr. Newbourne plans to retire in the spring of 2019. Prior to joining the Company, Mr. Newbourne was President of Logistics Project Consulting, LLC, a supply chain consulting firm, from August 2016 to October 2016. Mr. Newbourne also served as Senior Vice President – Operations of Armada Supply Chain Solutions, LLC, a privately held third party logistics company from April 2006 to July 2016.

R.H. Lovin, Jr., 67, has served in several senior management positions since joining us in 1986.  Mr. Lovin has been our Executive Vice President and the Executive Vice President of Administration of CTI since May 2007 and Corporate Secretary since August 1995. Previously, Mr. Lovin served as our Vice President–Administration from May 1994 to February 2003, Senior Vice President – Administration from February 2003 to May 2007, CFO from 1986 to 1994, and as one of our directors from May 1994 to May 2003.

M. Paul Bunn, 41, has been our CAO and Treasurer since January 2012 and our Senior Vice President since 2017.  Previously, Mr. Bunn served as our Corporate Controller from July 2009 to January 2012.  Prior to that, Mr. Bunn served as an Audit Senior Manager for Ernst & Young, LLP, a global professional services provider.  Mr. Bunn is registered as a Certified Public Accountant with the State of Tennessee.

James “Jamie” Heartfield, 54, has served as our General Counsel since April 2009 and our Chief Human Resources Officer since 2012. Prior to joining the Company, Mr. Heartfield was an attorney with the law firm of Chambliss, Bahner & Stophel, P.C., from 1989 to 1997 and the law firm of Heartfield & Duggins, P.C., from 1997 to 2009.

William “Billy” J. Cartright, 40, has been Executive Vice President and COO of SRT since July 2017 and served as Vice President of Administration of SRT from November 2016 to July 2017. Prior to joining the Company, Mr. Cartright served as Sr. Vice President of Operations and Vice President of Safety and Recruiting from 2015-2016 at USA Truck, Inc. (NASDAQ: USAK) and Senior Director of Operations from 2013-2015 at Conway Truckload, Inc. a freight transportation provider operating in the United States, Canada, and Mexico.

T. Ryan Rogers, 43, has been Chief Transformation Officer since January 2018.  Prior to joining CTI, Mr. Rogers worked as a Supply Chain & Transportation Executive at Amazon.com, Inc. (NASDAQ: AMZN), an e-commerce company, in 2017 and as Chief Operating Officer of U.S. Xpress Logistics, a division of U.S. Xpress Enterprises, Inc., a freight transportation provider from 2012 to 2015.  Mr. Rogers has also served as a Mentor at Dynamo Accelerator and Fund, a logistics, supply chain, and transportation accelerator program and early stage fund, since 2016, and as a Strategic Advisor for Trucker Path, a Silicon Valley-based transportation navigation technology company, since 2015.

John A. Tweed, 53, joined the Company in July 2018 following our acquisition of Landair Holdings Inc. (“Landair”). Mr. Tweed is the EVP and COO of Landair. Prior to the Company’s acquisition of Landair (the “Landair Acquisition”), Mr. Tweed served as the CEO of Landair since 2000. Prior to becoming CEO of Landair, Mr. Tweed held various positions at Landair, including vice president of sales and special-projects manager. Mr. Tweed is an active committee and board member for several industry associations and community organizations.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own (directly or indirectly) more than 10% of our Class A common stock, to file reports of ownership and changes in ownership with the SEC.  Officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such reports (including any amendments thereto) filed with the SEC during 2018 and written representations that no other reports were required during the year ended December 31, 2018, we believe that all of the Company's executive officers, directors, and greater than 10% beneficial owners complied with applicable Section 16(a) filing requirements during the year ended December 31, 2018.

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics that applies to all directors, officers, and employees, whether with us or one of our subsidiaries.  The Code of Conduct and Ethics includes provisions applicable to our CEO, CFO, CAO, controller, or persons performing similar functions and that collectively constitute a "code of ethics" within the meaning of Item 406(b) of SEC Regulation S‑K.  A copy of the Code of Conduct and Ethics is publicly available free of charge on our website, www.covenanttransport.com, under the “Governance” tab of the “Investors” menu.

Pursuant to SEC regulations and NASDAQ listing standards, we will disclose amendments to or waivers of our Code of Conduct and Ethics in a press release, on our website, www.covenanttransport.com, or in a Current Report on Form 8-K filed with the SEC, whichever disclosure method is appropriate. To date, we have not granted any waivers from our Code of Conduct and Ethics to the CEO, CFO, CAO, Controller, or any person performing similar functions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Proxy Statement section identifies our Named Executive Officers (as designated below) and explains how our executive compensation programs, policies and decisions are formulated, applied, and operate with respect to the Named Executive Officers.  In the Compensation Discussion and Analysis, we also discuss and analyze our executive compensation program, including each component of compensation awarded under the program, and the corresponding compensation amounts for each Named Executive Officer.

This Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table (including the related tabular and narrative discussions) and the Committees of the Board of Directors – The Compensation Committee section contained in this Proxy Statement.  As noted in that section, our Compensation Committee, which for 2018 was comprised only of directors who satisfy applicable SEC and NASDAQ independence requirements, oversees and administers our executive compensation policies and practices.

Key Features of Executive Compensation Program

The Company adheres to the following practices and policies with respect to our executive compensation programs:

✓	Conservative pay policy with total Named Executive Officer and director compensation positioned below the median
✓	Annual say-on-pay votes
✓	Stock ownership guidelines for senior executive officers, with CEO at ten times annual base salary
✓	Anti-hedging and anti-pledging guidelines for senior executive officers, with no hardship exception
✓	Independent compensation consultant retained by the Compensation Committee to advise on executive compensation matters
✓	No tax gross-ups
✓	No excessive perquisites for executives
✓	Elimination of payment of split-dollar policy for our CEO effective April 1, 2018
✓	No severance obligations to Named Executive Officers
✓	Direct link between pay and performance that aligns business strategies with stockholder value creation
✓	No re-pricing or back-dating of stock options or similar awards

In addition, the proposed First Amendment to the Incentive Plan would do the following:

✓	Prohibit equity vesting periods of less than twelve months on future awards
✓	Prohibit payment of dividends on unvested future awards
✓	Prohibit tax gross-ups
✓	Prohibit voting on unvested future awards

Overview and Philosophy of Compensation

The Compensation Committee of our Board oversees all of our executive officer compensation arrangements.  The Compensation Committee has the specific responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our CEO, (ii) evaluate the performance of our CEO in light of those goals and objectives, and (iii) determine and approve the compensation level of our CEO based upon that evaluation. The Compensation Committee also has the responsibility to review annually the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances. In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executive officers' interests with the interests of our stockholders.  The Compensation Committee also reviews and approves all forms of deferred compensation and incentive compensation, including annual cash bonuses, stock option grants, stock grants, and other forms of incentive compensation granted to our executive officers.  The Compensation Committee takes into account the recommendations of our CEO and our President in reviewing and approving the overall compensation of the other executive officers (but not with respect to their own compensation).

The Compensation Committee has the authority under its charter to retain outside consultants as it deems appropriate.  In accordance with this authority, the Compensation Committee engaged Willis Towers Watson in 2016 and again in 2017 to provide independent and unbiased external advice and expertise regarding executive compensation and to provide a competitive market pay analysis for our Named Executive Officers.  The Compensation Committee used this advice and information as a guide in reviewing our executive compensation program in 2016 and 2017, including with respect to the setting of base salaries and grants of equity awards to our executive officers. In 2018, the Compensation Committee did not meaningfully change our executive compensation and therefore did not believe the retention of a compensation consultant was warranted. The Compensation Committee has engaged Willis Towers Watson to perform an analysis of the equity portion of our executive compensation and competitive market pay analysis during 2019.

At the most senior level, including our Named Executive Officers, we seek to attract, motivate, and retain executive officers who are capable of evaluating, building, and managing multiple businesses, and who we believe will create long-term value for our stockholders. In this regard, we use a mix of compensation designed to provide overall compensation levels that (i) are sufficient to attract and retain talented executive officers and to motivate those executives to achieve superior results, (ii) align executives' interests with our corporate strategies, our business objectives, and the performance of specific business units to the extent applicable, (iii) enhance executives' incentives to increase our stock price and focus on the long-term interests of our stockholders, and (iv) are consistent with our goal of controlling costs. In many instances we build our compensation elements around long-term retention and development together with annual rewards based on financial performance.

Named Executive Officers

The following discussion summarizes the compensation elements we used to attract, motivate, and retain our CEO, CFO, and three other most highly compensated executive officers for the year ended December 31, 2018 (collectively, the "Named Executive Officers").  Our five Named Executive Officers are as follows:

	Name	Position
1.	David R. Parker	Chairman of the Board and CEO
2.	Joey B. Hogan	President and COO
3.	Richard B. Cribbs	Executive Vice President and CFO
4.	T. Ryan Rogers	Chief Transformation Officer
5.	John A. Tweed	EVP and COO of Landair

Elements of Compensation

Our compensation program for senior executive officers has two major elements, fixed compensation and incentive compensation. The total compensation for senior executive officers, including the Named Executive Officers, consists of the following five components:

●	base salary;
●	annual incentive compensation, which may include performance-based annual cash and/or equity awards;
●	long-term equity incentive awards (in recent years, such equity awards have been in the form of restricted stock grants that were performance-based and/or time-based as to vesting);
●	other compensation, including specified perquisites; and
●	employee benefits, which are generally available to all of our employees.

Compensation Determination Process

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements. In making decisions regarding an executive officer's total compensation, the Compensation Committee considers whether total compensation:

●	is fair and reasonable to us;
●	is internally appropriate based upon our culture, goals, initiatives, and the compensation of our other employees; and
●	is within a reasonable range of the compensation afforded by other opportunities.

The Compensation Committee also takes into consideration the following:

●	overall economic conditions;
●	changes in responsibility;
●	our recent and expected financial performances;
●
the Compensation Committee's assessment of the executive officer's leadership, integrity, individual performance, prospect for future performance, years of experience, skill set, level of commitment, contributions to our financial results and the creation of stockholder value; and

●	current and past compensation.

In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation.  Consistent with our need to control costs and our desire to recognize our executive officers' performance where such recognition is warranted, the Compensation Committee has attempted to weight overall compensation toward incentive and equity based compensation. Accordingly, a substantial part of the compensation package for each executive officer is at risk and is only earned if our performance and the performance of the executive officer so warrants. Moreover, the entire amount of the equity-based incentive is subject to fluctuations in our stock price, in alignment with the exposure of our stockholders, so our executives experience both upside and downside exposure. The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value. The Compensation Committee also takes into account the tax and accounting consequences associated with each element of compensation.

In determining whether to increase or decrease an element of compensation, we rely upon the business experience of the members of the Compensation Committee, the Compensation Committee's general understanding of compensation levels of public companies, the historical compensation levels of the executive officers and, in certain years, information provided by compensation consultants. We generally do not rely on rigid formulas, other than performance measures under our annual bonus program, or short-term changes in business performance when setting compensation, nor do we have a formal policy regarding the percentage allocated between cash and non-cash compensation or current versus long-term compensation.  Rather, the Compensation Committee adjusts these factors as our needs and goals change.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract and retain highly qualified executive officers.  Base pay is a critical element of our compensation program because it provides our executive officers with stability. Compensation stability allows our executive officers to focus their attention and efforts on creating stockholder value and on our other business objectives.  In determining base salaries, we consider:

●	the executive officer's current base salary;
●	recent economic conditions and our financial results; and
●
the executive officer's qualifications and experience, including but not limited to, the executive's length of service with us, the executive's industry knowledge, and the quality and effectiveness of the executive's leadership, integrity, scope of responsibilities, dedication to us and our stockholders, past performance, and current and future potential for providing value to our stockholders.

The base salaries of our executive officers will differ based upon these factors.  Market adjustments to executive officer base salaries may also be made when a significant change occurs to an executive officer's position or responsibilities or if comparative market data indicates a significant deviation compared to market salary practices. The total base salaries earned by each of our Named Executive Officers in 2018 are disclosed in the Summary Compensation Table.

Incentive Compensation
Long-Term Incentives

The Covenant Transportation Group, Inc. Third Amended and Restated 2006 Omnibus Incentive Plan, as amended (the "Incentive Plan"), is a broad-based cash and equity incentive plan that was most recently approved by our stockholders at the 2013 Annual Meeting. The First Amendment to the Incentive Plan would, among other things, increase the number of shares available for grant under the Incentive Plan and implement changes to comply with certain stockholder advisory group guidelines and best practices.  Long-term incentives under the Incentive Plan are typically granted as equity awards.  We use equity awards, among other things, to:

●	provide annual incentives to executive officers in a manner designed to reinforce our performance goals;
●	attract, motivate, and retain qualified executive officers by providing them with long-term incentives; and
●
align our executive officers' and stockholders' long-term interests by creating a strong, direct link between executive compensation and stockholder return (in this Proxy Statement, the terms "stockholder return" and "stockholder value" generally refer to the percentage increase in the value of our stockholders' Company shares).

The Incentive Plan allows the Compensation Committee to link compensation to performance over a period of time by using equity-based awards (which often value a company's long-term prospects), requiring holding periods for equity grants, and granting awards that have multiple-year vesting schedules. Awards with multiple-year vesting schedules, such as restricted stock grants, provide balance to the other elements of our compensation program that otherwise link compensation to annual performance. Awards with multiple-year vesting schedules create incentive for executive officers to increase stockholder value over an extended period of time because the value received from such awards is based on the growth of the stock price.  Such awards also incentivize executive officers to remain with us over an extended period of time, which enables us to retain experienced executive talent. Thus, we believe our Incentive Plan is an effective way of aligning the interests of our executive officers with those of our stockholders.

Awards under our Incentive Plan may be paid in cash, shares of our Class A common stock, a combination of cash and shares of Class A common stock, or in any other permissible form, as the Compensation Committee determines.  All equity awards granted under the Incentive Plan are evidenced by an award notice that specifies the type of award granted, the number of shares of Class A common stock underlying the award, if applicable, and all terms governing the award.  Payment of awards may include such terms, conditions, restrictions, and limitations, if any, as the Compensation Committee deems appropriate, including, in the case of awards paid in shares of Class A common stock, restrictions on transfer of such shares and provisions regarding the forfeiture of such shares under certain circumstances. The Incentive Plan authorizes the grant of stock options, stock appreciation rights, stock awards, restricted stock unit awards, performance units, performance awards, any other form of award established by the Compensation Committee that is consistent with the Incentive Plan's purpose, and any combination of the foregoing. Historically, recipients of restricted shares have been entitled to vote such restricted shares. Going forward, however, recipients of restricted shares granted on or after the effective date of the First Amendment to the Incentive Plan will not be able to vote such restricted shares unless and until such restricted shares vest.

In determining our long-term incentive compensation, our Compensation Committee evaluates which award vehicles achieve the best balance between providing appropriate long-term incentive compensation and creating long-term stockholder value. The Compensation Committee considers several factors when determining long-term incentive awards to be granted to our executive officers, including:

●	the recommendations of our CEO and President;
●	how the achievement of certain performance goals will help us improve our financial and operating performance and add long-term value to our stockholders;
●
the value of the award in relation to other elements of total compensation, including the number of options or restricted stock currently held by the executive officer, and the number of stock options or restricted stock granted to the executive officer in prior years;

●	the executive officer's position, scope of responsibility, ability to affect our financial and operating performance, ability to create stockholder value, and historical and recent performance;
●	the expected impact of awards on executive officer retention;
●	the tax deductibility of certain awards; and
●	the impact of the awards on our earnings, cash flows, and diluted share count.

Please refer to the Summary Compensation Table and Grants of Plan-Based Awards Table for further details regarding long-term incentives awarded to our Named Executive Officers.

Performance-Based Annual Cash Bonuses

The Compensation Committee uses performance-based annual cash bonuses to provide motivation for the executives to produce positive results in the expected business environment for the year. The Compensation Committee selects performance measures that are consistent with the Company's short-term objectives. As set forth in the Incentive Plan, our Compensation Committee may choose from a range of defined performance measures.  Recently, performance-based annual cash bonuses have included performance targets based on diluted earnings per share (“EPS”), adjusted to exclude the impact of certain extraordinary, one-time, non-recurring, or similar items (“adjusted EPS”).  Performance-based annual cash bonuses typically encourage and reward executive officers for performance during the fiscal year and on a short-term basis.  We believe our performance-based bonuses also contribute to our long-term success because such bonuses motivate and reward financial goals that are judged by the Compensation Committee to reflect desirable targets. The key terms of our performance-based bonuses for 2018 and 2019 are described in additional detail below.

When calculating the cash bonus earned by an executive officer under the Incentive Plan, the Compensation Committee may, in its sole judgment, exercise negative discretion to eliminate or reduce the size of a bonus if the Compensation Committee determines such action is appropriate, but may not increase a bonus above the executive's maximum cash bonus actually earned based on achievement of the objective performance criteria. Further, the Compensation Committee is required to certify, prior to payment of a cash bonus under the Incentive Plan, that the respective performance targets underlying the cash bonus were achieved.

In February 2018, the Compensation Committee approved performance-based annual cash bonus opportunities for the Company's senior management group (the "2018 Bonus Program") under the Incentive Plan, including certain of our Named Executive Officers. Under the 2018 Bonus Program and consistent with the objectives of the Incentive Plan, certain employees, including the Messrs. Parker, Hogan, Cribbs, and Rogers, were eligible to receive incremental bonuses upon satisfaction of 2018 adjusted EPS targets.  The 2018 Bonus Program is described in more detail under Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2018 Bonus Program.

Prior to the Landair Acquisition, Landair approved a bonus program (the “Landair Bonus Program”) under which certain of Landair’s employees, including Mr. Tweed, were eligible to earn incremental cash bonuses based on performance relative to certain Landair performance targets. In the Landair Acquisition, the Company adopted the Landair Bonus Program. The Landair Bonus Program is described in more detail under Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – Landair Bonus Program.

Other Compensation

We provide our Named Executive Officers with certain other benefits, which include perquisites, that we believe are reasonable, competitive, and consistent with our overall executive compensation program. The costs of these benefits constitute only a small percentage of each executive's total compensation.  In 2018, the Compensation Committee discontinued payments related to Mr. Parker’s split-dollar policy. In setting the amount of these benefits, the Compensation Committee considers each executive's position and scope of responsibilities and all other elements comprising the executive's compensation. The aggregate incremental cost of perquisites and other benefits provided to our Named Executive Officers is shown in the "All Other Compensation" column of the Summary Compensation Table and detailed in the All Other Compensation Table.

Employee Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as our 401(k) plan and medical, dental, and group life insurance plans, in each case on the same basis as our other employees.  We believe our benefits are competitive compared to those offered by similar companies in our general transportation industry and other comparable publicly traded truckload carriers.

2018 Executive Compensation Highlights

The following graphs illustrate the allocation of the primary compensation elements for our CEO and for our other Named Executive Officers' target compensation in 2018.  Performance-Based Equity and Cash reflect the actual cash bonus earned for 2018 and the value of performance-vesting restricted stock calculated by multiplying the number of restricted shares awarded by the closing price on the grant date, and does not reflect the grant date fair value of such shares computed in accordance with FASB ASC Topic 718.  See Summary Compensation Table, Grants of Plan-Based Awards Table, and the footnotes thereto for additional detail.

The Compensation Committee believes the Company's executive compensation program aligns the interests of management with the long-term interests of our stockholders by rewarding the achievement of meaningful annual goals and encouraging a long-term management perspective, which discourages executives from taking unnecessary or excessive risks.  Each element of the Company's compensation program is described in more detail below.

Compensation Paid to Our Named Executive Officers

Compensation Paid to Our Chief Executive Officer

Mr. Parker founded Covenant Transport, Inc. in 1985 with 25 tractors and 50 trailers and has been our chief executive since our inception.  We have achieved considerable growth in revenue since our inception and now serve as the holding company for several transportation providers that in the aggregate operate approximately 3,154 tractors and 6,950 trailers and offer premium transportation services for customers throughout the United States.  Mr. Parker, our CEO, along with Joey Hogan, our President and COO, are responsible for managing the performance of our business units.

During 2018, Mr. Parker was eligible for the following compensation:

●	an annualized base salary of $590,000, which was increased to $640,000, effective April 1, 2018, and to $675,000, effective July 2, 2018 with the Landair Acquisition;
●	participation in the 2018 Bonus Plan, as described in more detail under the heading 2018 Bonus Plan below;
●	participation in the 2018 restricted stock plan (the “2018 RSP”), as described in more detail under the heading 2018 RSP below;
●
a grant of Class A restricted stock equal to $100,000 (3,262 shares), one-half of which will vest if the Compensation Committee unanimously certifies that Landair has been successfully integrated by July 3, 2019, and one-half which will vest if Landair’s revenue is equal to or greater than $175.0 million for the trailing twelve months ended June 30, 2020, subject to certain continued employment, acceleration, and forfeiture provisions;

●
a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, use of our administrative personnel for personal services, certain of his club fees and dues and Company contributions to his 401(k) account;

●	reimbursement of certain of his life insurance premiums, which practice was discontinued effective April 1, 2018; and
●	medical, dental, and group life insurance.

Compensation Paid to Our Other Named Executive Officers

For all Named Executive Officers, other than our CEO and President and COO, the form and amount of compensation was recommended by our CEO and President and COO.  For our President and COO, the form and amount of compensation was recommended by our CEO. As discussed above, the Compensation Committee relied on the business experience of its members, the historical compensation levels of the Named Executive Officers, and its general understanding of compensation levels at public companies, to determine that the CEO's and President and COO's recommendations with respect to the compensation levels and forms were appropriate for 2018.

Mr. Hogan

During 2018, Mr. Hogan, our President and COO, was eligible for the following compensation:

●	an annualized base salary of $425,000, which was increased to $475,000, effective July 2, 2018 with the Landair Acquisition;
●	participation in the 2018 Bonus Plan, as described in more detail under the heading 2018 Bonus Plan below;
●	participation in the 2018 RSP, as described in more detail under the heading 2018 RSP below;
●
a grant of Class A restricted stock equal to $100,000 (3,262 shares), one-half of which will vest if the Compensation Committee unanimously certifies that Landair has been successfully integrated by July 3, 2019, and one-half which will vest if Landair’s revenue is equal to or greater than $175.0 million for the trailing twelve months ended June 30, 2020, subject to certain continued employment, acceleration, and forfeiture provisions;

●	a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, disability insurance, and Company contributions to his 401(k) account; and
●	medical, dental, and group life insurance.

Mr. Cribbs

During 2018, Mr. Cribbs, our Executive Vice President and CFO, was eligible for the following compensation:

●	an annualized base salary of $275,000, which was increased to $310,000, effective July 2, 2018 with the Landair Acquisition;
●	participation in the 2018 Bonus Plan, as described in more detail under the heading 2018 Bonus Plan below;
●	participation in the 2018 RSP, as described in more detail under the heading 2018 RSP below;
●	a cash bonus of $40,000 related to his efforts on the Landair Acquisition;
●	a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, disability insurance, and Company contributions to his 401(k) account; and
●	medical, dental, and group life insurance.

Mr. Rogers

Mr. Rogers joined the Company as Chief Transformation Officer in January 2018. During 2018, Mr. Rogers was eligible for the following compensation:

●	an annualized base salary of $250,000, which was increased to $255,000 effective July 2, 2018 with the Landair Acquisition;
●	participation in the 2018 Bonus Plan, as described in more detail under the heading 2018 Bonus Plan below;
●	a cash bonus of $30,000 related to his efforts on the Landair Acquisition;
●	participation in the 2018 RSP, as described in more detail under the heading 2018 RSP below;
●
a grant of 10,000 shares of Class A restricted stock, vesting in four equal installments on each of January 8, 2019, 2020, 2021, and 2022, subject to certain continued employment, acceleration, and forfeiture provisions;

●
a special grant of 11,030 shares of Class A restricted stock, eligible for vesting upon achieving two consecutive fiscal years during fiscal 2018 through fiscal 2022, inclusive, where (i) the Company’s consolidated annual freight revenue (defined as total revenue less fuel surcharge revenue) is at least $900 million and (ii) the Company’s consolidated net income margin is 4.0% or greater (the “Full Vesting Criteria”).  Subject to the terms of the award notice, an incremental amount of shares is eligible for vesting upon achieving two consecutive fiscal years during fiscal 2018 through fiscal 2022, inclusive, where the Company’s consolidated annual net income margin is 4.0% or greater (the “Incremental Vesting Criteria”).  The incremental number of shares eligible for vesting for Mr. Rogers is 6,618. If the incremental number of shares vest, the remainder of the shares underlying the Special Grant will remain eligible for vesting upon achievement of the Full Vesting Criteria.  Upon the Compensation Committee certifying that the Full Vesting Criteria or Incremental Vesting Criteria, as applicable, have been achieved, 50% of the shares eligible for vesting will vest, subject to the recipient’s continued employment through the vesting date.  The remaining 50% of the shares eligible for vesting will vest on December 31 of the year in which the Compensation Committee’s certification occurs, subject to the recipient’s continued employment through such date;

●	a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, disability insurance, and Company contributions to his 401(k) account; and
●	medical, dental, and group life insurance.

Mr. Tweed

Mr. Tweed joined the Company as EVP and COO of Landair in July 2018 following the Landair Acquisition. During 2018, Mr. Tweed was eligible for the following compensation:

●	an annualized base salary of $324,730;
●	participation in the Landair Bonus Program, as described in more detail under the heading Landair Bonus Program below.
●
a grant of 11,250 shares of Class A restricted stock, vesting in three equal installments on each of July 3, 2019, 2020, and 2021, subject to certain continued employment, acceleration, and forfeiture provisions;

●	a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, disability insurance, and Company contributions to his 401(k) account; and
●	medical, dental, and group life insurance.

2018 Bonus Program

Under the 2018 Bonus Program and consistent with the objectives of the Incentive Plan, certain employees, including certain of our Named Executive Officers, were eligible to receive incremental cash bonuses upon satisfaction of consolidated adjusted EPS targets (the “2018 EPS Targets”). The performance period was from January 1, 2018 to December 31, 2018. The 2018 EPS Targets were as follows:

	Minimum	Target	Maximum
2018 EPS Targets(1)	$1.24	$1.60	$2.08

(1)	The 2018 EPS Targets must be met after accounting for an accrual for the related bonus expense and payroll taxes relating to the payment of cash bonuses earned by such achievement.

The Compensation Committee set a target bonus amount, expressed as a percentage of annualized base salary (the “Target Bonus”), for certain of our Named Executive Officers as follows:

Named Executive Officer	Target Bonus
David R. Parker	70.0%
Joey B. Hogan	65.0%
Richard B. Cribbs	50.0%
T. Ryan Rogers	40.0%

The Target Bonus is multiplied by the level of achievement of the 2018 EPS Targets. For our Named Executive Officers, 100% of the bonus opportunity is based on achievement of the 2018 EPS Targets. Minimum achievement would result in payment of 25% of Target Bonus, target achievement would result in payment of 100% of Target Bonus, and maximum achievement would result in payment of 200% of Target Bonus. The Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the 2018 EPS Targets.

The Compensation Committee also provided that calculated achievement level for the 2018 EPS Targets would be adjusted upward or downward by 10.0%, depending on a comparison of our year-over-year net income margin percent improvement/decline to that of five peer companies (PAM Transportation Services, Inc., USA Truck, Inc., Marten Transport, Ltd, Schneider National, Inc., and Werner Enterprises, Inc.) (the “Peer Adjustment”). If we were in the top two of the six companies, then the percentage would be increased by 10.0%. If we were in the middle two of the six companies, then no adjustment would be made. If we were in the bottom two of the six companies, then the percentage would be decreased by 10.0%. For example, if the 2018 EPS Target were achieved at the maximum level and we were in the top two of the six companies, then the level of achievement attributable to the 2018 EPS Targets would be 210% of the Target Bonus.

The total cash bonus achievable (represented as a percentage of year-end annualized base salary) for our Named Executive Officers is set forth in the table below:

	Potential Cash Payments (as a % of Year-End Annualized Base Salary)(1)
Named Executive Officer	Minimum	Target	Maximum
David R. Parker	17.5%	70.0%	140.0%
Joey B. Hogan	16.25%	65.0%	130.0%
Richard B. Cribbs	12.5%	50.0%	100.0%
T. Ryan Rogers	10.0%	40.0%	80.0%

(1)	Does not include the effects of the potential upward or downward adjustment due to the Peer Adjustment.

In February 2019, the Compensation Committee assessed performance under the 2018 Bonus Program and determined that the 2018 EPS Targets were achieved at the 200% level, resulting in the following payouts:

Named Executive Officer	Actual Payouts
David R. Parker	$945,000
Joey B. Hogan	$617,500
Richard B. Cribbs	$310,000
T. Ryan Rogers	$204,000

The Compensation Committee also determined that we were in the middle two of the six companies for the Peer Adjustment, therefore no adjustment was made for the Peer Adjustment.

2018 RSP

In May 2018, under the 2018 RSP and consistent with the objectives of the Incentive Plan, the Compensation Committee granted restricted shares of our Class A common stock subject to performance-based and time-based conditions to certain of our Named Executive Officers as follows:

Named Executive Officer	Performance-Based Restricted Shares	Time-Based Restricted Shares
David R. Parker	3,391	6,886
Joey B. Hogan	2,826	5,739
Richard B. Cribbs	1,583	3,213
T. Ryan Rogers	848	1,721

The performance-based restricted shares vest upon attainment of adjusted EPS for the period beginning January 1, 2019, and ending December 31, 2019, equal to the greater of (i) adjusted EPS for fiscal 2018, multiplied by 115%, and (ii) adjusted EPS of $2.20.  The time-based restricted shares will vest as follows: (i) approximately 49% on December 31, 2020 and (ii) approximately 51% of the on December 31, 2021. The vesting of the performance-based restricted shares and the time-based restricted shares is subject to certain continued employment, acceleration, and forfeiture provisions.

Landair Bonus Program

Under the Landair Bonus Program, certain of Landair’s employees, including Mr. Tweed, were eligible to earn incremental cash bonuses based on performance relative to Landair earnings before income taxes targets (the “Landair EBIT Targets”). The performance period for the Landair Bonus Program was January 1, 2018 to December 31, 2018. In the Landair Acquisition, the Company adopted the Landair Bonus Program. For Mr. Tweed, the Landair EBIT Targets and corresponding potential cash payment, expressed as a percentage of Mr. Tweed’s base salary, were as follows:

	Minimum (20% of base salary)	Target (50% of base salary)	Maximum (100% of base salary
Landair EBIT Targets	$8,779,946	$9,494,719	$10,274,438

The Landair Bonus Program also included specific parameters for awarding bonuses within certain incremental ranges of achievement of the Landair EBIT Targets.  In February 2019, the Compensation Committee assessed performance under the Landair Bonus Program and determined that the Landair EBIT Targets were achieved at maximum, resulting in the payout of $324,730 to Mr. Tweed.

Compensation Decisions with Respect to 2019

The Compensation Committee annually reviews and considers adjustments to the base salaries of our Named Executive Officers, as well as grants of annual cash incentives and equity awards to each Named Executive Officer.

In February 2019, the Compensation Committee approved performance-based bonus opportunities for the Company's senior management group including our Named Executive Officers (the "2019 Bonus Program").  The percentage of 2019 salary assigned to each Named Executive Officer was determined by the Compensation Committee, based on an evaluation of (i) the magnitude of each Named Executive Officer's ability to impact corporate performance based on the executive's responsibilities at the time the targets were set, (ii) the composition of each Named Executive Officer's total compensation package, (iii) our financial goals, and (iv) information previously provided by Willis Towers Watson.

Under the 2019 Bonus Program, the Named Executive Officers, may receive annual cash bonuses upon satisfaction of 2019 consolidated adjusted EPS targets (the "2019 EPS Targets") and, for Mr. Tweed, the satisfaction of 2019 operating income and operating ratio targets established for Landair (the “2019 Landair Targets”, and collectively with the 2019 EPS Targets, the “2019 Performance Targets”).  Each applicable 2019 Performance Target corresponds to a percentage bonus opportunity for the employee that is multiplied by the employee's 2019 year-end annualized base salary to determine the employee's bonus.  Pursuant to the 2019 Bonus Program, our Named Executive Officers may receive performance-based bonuses as follows: (i) Mr. Parker may receive between 20.0% and 160.0% of his 2019 year-end annualized base salary depending on the level of 2019 EPS Targets that is achieved, if any, (ii) Mr. Hogan may receive between 18.75% and 150.0% of his 2019 year-end annualized base salary depending on the level of 2019 EPS Targets that is achieved, if any, (iii) Mr. Cribbs may receive between 15.0% and 120.0% of his 2019 year-end annualized base salary depending on the level of 2019 EPS Targets that is achieved, if any, (iv) Mr. Rogers may receive between 10.0% and 80.0% of his 2019 year-end annualized base salary depending on the level of 2019 EPS Targets that is achieved, if any, and (v) Mr. Tweed may receive between 6.875% and 55.0% of his 2019 year-end annualized base salary depending on the level of 2019 EPS Targets that is achieved, if any, and between 6.875% and 55.0% of his 2019 year-end annualized salary depending on the 2019 Landair Targets that is achieved, if any.

As with the performance targets established in prior years, the Compensation Committee created specific parameters for awarding bonuses within certain incremental ranges of achievement of the performance targets. The performance targets established in connection with the 2019 Bonus Program do not reflect any opinion or projection of management concerning earnings expectations for the year.  The Compensation Committee believes that the 2019 Performance Targets represent aggressive, yet achievable goals for the Named Executive Officers. The Compensation Committee has not addressed salary or equity incentive compensation for our Named Executive Officers to date in 2019.

Benchmarking Compensation

We reviewed peer company performance for purposes of the potential 10% adjustment to the 2018 Bonus Program discussed above. The peer adjustment is not a feature of the 2019 Bonus Program.  Additionally, we do not formally benchmark our executive compensation against the executive compensation of any other particular company or competitive peer group of companies.  The Compensation Committee, from time to time, has considered the forms and levels of compensation disclosed by other comparable publicly traded truckload carriers, certain other transportation companies, and companies of similar size and market capitalization generally in order to obtain a broad understanding of such companies' compensation practices.

Other Policies and Considerations

Risk Considerations Regarding Compensation

We believe our compensation policies and practices for executive and non-executive employees create appropriate and meaningful incentives for our employees and avoid excessive or inappropriate risks. Our Compensation Committee assesses the risks that could arise from such policies and practices by reviewing the various elements and aspects of our compensation, including base salaries, incentive compensation (which includes long-term equity awards and performance-based annual bonuses), perquisites, employee benefits, and other compensation. Upon concluding such assessment, the Compensation Committee determined that our compensation policies and practices do not create risks that are reasonably likely to have a materially adverse impact on the Company. In making this determination, our Compensation Committee primarily considered the following factors:
●
Our general compensation structure utilizes a combination of short-term (such as base salary and performance-based annual bonuses) and long-term (equity awards) elements.  This balanced mix aligns our compensation with the achievement of short- and long-term Company goals, promotes short- and long-term executive decision-making, and does not encourage or incentivize excessive or unreasonable risk-taking by employees in pursuit of short-term benefits.

●
Equity awards are limited by the terms of our Incentive Plan to a fixed maximum and are subject to staggered or long-term vesting schedules, which aligns the interests of our executive officers and employees with those of our stockholders.

●
Variable compensation elements for our CEO, President/COO, and CFO are based on performance metrics for the consolidated group, not individual or departmental goals, which reflects an alignment of Company performance with incentive compensation.

●	The Compensation Committee is comprised of only independent directors who review and make compensation decisions based on objective measurements and payment methodologies.
●
Base salaries for our employees are competitive and generally consistent with salaries paid for comparable positions in our industry.  The Compensation Committee also from time to time reviews trucking and general industry compensation data compiled and provided by a compensation consultant to help determine salary compensation.

●
Our internal controls over financial reporting, audit practices and corporate codes of ethics and business conduct were implemented to reinforce the balanced compensation objectives established by our Compensation Committee.

Employment and Severance Agreements

Each of our Named Executive Officers is employed at will and does not have an employment agreement.  The Company may elect to subject the Named Executive Officers to certain noncompetition restrictions for up to 6 months after termination of employment by making salary continuation payments.  See Summary Compensation Table for 2018 salary information.

Potential Payments Upon Termination or Change in Control

Under certain circumstances in which there is a change of control, certain outstanding unvested restricted stock granted to recipients, including Named Executive Officers, under the Incentive Plan and our predecessor plans may become vested upon the occurrence of such event, notwithstanding that such restricted shares may not have otherwise been fully vested.  In the future, stock options could be granted with similar terms.

Generally speaking, and as qualified by the terms of the relevant plans and award notices, a "change in control" occurs if: (i) someone acquires 50% or more of the combined voting power of our stock, unless after the transaction more than 75% of the acquiring company is owned by all or substantially all of those persons who were beneficial owners of our stock prior to such acquisition; (ii) a majority of our directors is replaced, other than by new directors approved by existing directors; (iii) we consummate a reorganization, merger, or consolidation where, following such transaction, all or substantially all of those persons who were beneficial owners of our stock immediately prior to the transaction do not own, immediately after the transaction, more than 75% of the outstanding securities of the resulting corporation; or (iv) we sell or liquidate all or substantially all of our assets.

The estimated value of restricted stock that would have vested for our Named Executive Officers as of December 31, 2018 under the acceleration scenarios described above is set forth in the table below.  The value for the accelerated restricted stock was calculated by multiplying the closing market price of our stock on December 31, 2018 ($19.20) by the number of shares of accelerated restricted stock.  For additional information on the number of currently unvested restricted stock that may immediately vest in the event of a change in control, please refer to the Outstanding Equity Awards at Year-End Table.

Named Executive Officer	Value of Accelerated Restricted Stock
David R. Parker	$1,892,408
Joey B. Hogan	$1,587,455
Richard B. Cribbs	$853,883
T. Ryan Rogers	$453,101
John A. Tweed	$216,000

Consideration of Say-on-Pay Vote Results

The Company currently provides its stockholders with an annual advisory vote to approve our executive compensation, commonly referred to as a "say-on-pay" resolution, pursuant to Section 14A of the Exchange Act.  At the Company's 2018 Annual Meeting of Stockholders, our stockholders approved our executive compensation, with approximately 99.6% of the votes cast on the say-on-pay resolution voted in favor of the resolution.  The Compensation Committee believes the voting results affirmed our stockholders' support of the Company's executive compensation program and policies and therefore did not significantly change its approach in 2018.  The Compensation Committee will continue to consider the results of the Company's advisory votes on executive compensation when making future compensation decisions for our Named Executive Officers.

Summary Compensation Table

The following table sets forth information concerning the total compensation for the year 2018 awarded to, earned by, or paid to those persons who were, at December 31, 2018, (i) our CEO, (ii) our CFO, and (iii) our three other most highly compensated executive officers with total compensation exceeding $100,000 for the year ended December 31, 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(6) ($)	Total ($)
David R. Parker, CEO and Chairman of the Board	2018	641,850	-	311,758(3)	945,000(4)	69,477	1,968,085
	2017	590,000	-	278,623	103,250	127,726	1,099,599
	2016	590,000	-	132,883	-	131,476	854,359
Joey B. Hogan, President and COO	2018	448,735	-	276,487(3)	617,500(4)	23,675	1,366,397
	2017	425,000	-	232,186	69,063	22,717	748,966
	2016	375,000	-	110,742	-	23,410	509,152
Richard B. Cribbs, EVP and CFO	2018	291,425	40,000(1)	98,800(3)	310,000(4)	22,461	762,686
	2017	275,000	-	130,021	34,375	18,352	457,748
	2016	275,000	-	62,010	-	17,223	354,233
T. Ryan Rogers, Chief Transformation Officer	2018	235,365	30,000(1)	504,598(3)	204,000(4)	14,707	988,670
John A. Tweed, EVP and COO of Landair	2018	162,665	-	349,088(3)	324,730(5)	4,500	840,983

(1)	Represents a cash bonus related to the recipient's efforts on the Landair Acquistion.
(2)
The amounts included in this column represent the aggregate grant date fair value of the awards granted to each Named Executive Officer in accordance with FASB ASC Topic 718.  For additional information on the valuation assumptions with respect to the grants, refer to Note 3, Stock-Based Compensation, of our consolidated financial statements as provided in the Form 10-K for the year ended December 31, 2018, as filed with the SEC.  This fair value does not represent cash received by the executive, but potential earnings contingent on continued employment and/or our future performance.  Because such awards add value to the recipient when stockholders benefit from stock price appreciation, we believe such awards further align management's interest with those of our stockholders.

The dollar amount represents the grant date fair value of the time-vesting and certain of the performance-based restricted stock granted to the Named Executive Officer in 2018, using the closing price of our Class A Common Stock on the grant date.
The shares of restricted stock granted to Messrs. Parker, Hogan, Cribbs, and Rogers on May 15, 2018 were 67% time-based and 33% performance-based, as follows:  Mr. Parker 6,886 time-based and 3,391 performance-based; Mr. Hogan 5,739 time-based and 2,826 performance-based; Mr. Cribbs 3,213 time-based and 1,583 performance-based; and Mr. Rogers 1,721 time-based and 848 performance-based. The 3,262 shares of restricted stock granted to each of Messrs. Parker and Hogan on August 20, 2018 are subject to performance vesting conditions. The 10,000 shares of restricted stock granted to Mr. Rogers on February 6, 2018 and the 11,250 shares of restricted stock granted to Mr. Tweed on July 3, 2018 are subject to time-vesting conditions. The grant date fair value of the performance-based shares granted on May 15, 2018 calculated in accordance with FASB ASC Topic 718 was zero, because the performance measures were not probable of being achieved as of the grant date. The grant date value of the performance-based shares received by each Named Executive Officer on May 15, 2018, assuming the highest level of performance is achieved and as calculated using the closing price of our Class A common stock on the grant date ($30.75), is $104,273 for Mr. Parker, $86,900 for Mr. Hogan, $48,677 for Mr. Cribbs, and $26,076 for Mr. Rogers.
The 3,262 shares of restricted stock granted to each of Messrs. Parker and Hogan on August 20, 2018 were performance-based. The grant date fair value of such shares calculated in accordance with FASB ASC Topic 718 was determined by taking the maximum number of shares that could be earned for such grant times the closing price of our Class A common stock on the grant date ($30.66).
The 11,030 shares of restricted stock granted to Mr. Rogers on February 6, 2018 were performance-based. The grant date fair value of such shares calculated in accordance with FASB ASC Topic 718 was determined by taking the target number of shares that could be earned for such grant times the closing price of our Class A common stock on the grant date ($27.18). On the grant date, the performance measures were considered probable of being achieved at the target level. The grant date value of the 11,030 shares received by Mr. Rogers, assuming the highest level of performance is achieved and as calculated using the closing price of our Class A common stock on the grant date is $299,795.
For additional information on the valuation assumptions with respect to the grants, refer to Note 3, Stock-Based Compensation, of our consolidated financial statements as provided in the Form 10-K for the year ended December 31, 2018, as filed with the SEC.

(4)	Represents the cash payouts under the 2018 Cash Bonus Program. See Executive Compensation – Compensation Discussion and Analysis for additional detail with respect to the 2018 Bonus Program.
(5)	Represents the cash payout under the Landair Bonus Program. See Executive Compensation – Compensation Discussion and Analysis for additional detail with respect to the Landair Bonus Program.
(6)	See the All Other Compensation Table for additional information.

All Other Compensation Table

The following table describes each component of the "All Other Compensation" column in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($)	Insurance Premiums ($)	Total ($)
David R. Parker	2018	49,977(1)	19,500(3)	69,477
Joey B. Hogan	2018	23,675(2)	-	23,675
Richard B. Cribbs	2018	22,461(2)	-	22,461
T. Ryan Rogers	2018	14,707(2)	-	14,707
John A. Tweed	2018	4,500(2)	-	4,500

(1)
During 2018, we provided Mr. Parker with certain other benefits in addition to his salary, including a $33,600 cash vehicle allowance, use of our corporate travel agency to arrange personal travel, use of our administrative personnel for personal services, certain club fees and dues, and Company contribution to his 401(k) account.

(2)
During 2018, we provided each Named Executive Officer with certain other benefits in addition to his base salary, including a cash vehicle allowance, use of our corporate travel agency to arrange personal travel, and Company contributions to his 401(k).  None of the personal benefits provided to the Named Executive Officer exceeded the greater of $25,000 or 10% of the total amount of the personal benefits he received during 2018.

(3)
We paid Mr. Parker the value of certain life insurance premiums, as a result of arrangements entered into during a time when split-dollar insurance policies were common.  Subsequent to adoption of the Sarbanes-Oxley Act of 2002, we converted the policy to a company-paid policy to honor the pre-existing obligation to Mr. Parker.  The Company ceased paying these insurance premiums effective April 1, 2018.

Narrative to the Summary Compensation Table

See Executive Compensation – Compensation Discussion and Analysis for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards Table

The following table sets forth information concerning each grant of an award made to our Named Executive Officers during 2018.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David R. Parker	05/15/18	-	-	-	-	3,391	-	6,886	211,745
	08/20/18	-	-	-	1,631	1,631	3,262	-	100,013
	-	70,875	472,500	992,250	-	-	-	-	-
Joey B. Hogan	05/15/18	-	-	-	-	2,826	-	5,739	176,474
	08/20/18	-	-	-	1,631	1,631	3,262	-	100,013
	-	46,313	308,750	648,375	-	-	-	-	-
Richard B. Cribbs	05/15/18	-	-	-	-	1,583	-	3,213	98,800
	-	23,250	155,000	325,500	-	-	-	-	-
T. Ryan Rogers	02/06/18	-	-	-	6,618	6,618	11,030	-	179,877
	02/06/18	-	-	-	-	-	-	10,000	271,800
	05/15/18	-	-	-	-	848	-	1,721	52,921
	-	15,300	102,000	214,200	-	-	-	-	-
John A. Tweed	07/03/18	-	-	-	-	-	-	11,250	349,088
	-	64,946	162,365	324,730	-	-	-	-	-

(1)
For Messrs. Parker, Hogan, Cribbs, and Rogers, these columns represent the approximate value of potential payouts under the 2018 Bonus Program. Under the 2018 Bonus Program, the percentages of target bonus earned with respect to our consolidated performance are subject to a 10% upward or downward adjustment based on performance relative to five peer companies. Accordingly, the bonus threshold set forth above includes a 10% downward adjustment related to our consolidated performance and the bonus maximum set forth above includes a 10% upward adjustment related to our consolidated performance. For Mr. Tweed, these columns represent the approximate value of potential payouts under the Landair Bonus Program. The amount earned by Mr. Tweed under the Landair Bonus Program was paid by the Company. See Executive Compensation – Compensation Discussion and Analysis for additional detail with respect to the 2018 Bonus Program and the Landair Bonus Program.

(2)
This column represents the potential number of shares to be awarded to the Named Executive Officer based upon the performance-based vesting requirements that were established by the Compensation Committee for each tranche of awards and as discussed in more detail in Executive Compensation – Compensation Discussion and Analysis.

(3)
This column represents the potential number of shares to be awarded to the Named Executive Officer based upon the time-based vesting requirements that were established by the Compensation Committee for each tranche of awards and as discussed in more detail in Executive Compensation – Compensation Discussion and Analysis.

(4)
The dollar amount represents the grant date fair value of the time-vesting and certain of the performance-based restricted stock granted to the Named Executive Officer in 2018, using the closing price of our Class A Common Stock on the grant date.
The shares of restricted stock granted to Messrs. Parker, Hogan, Cribbs, and Rogers on May 15, 2018 were 67% time-based and 33% performance-based, as follows:  Mr. Parker 6,886 time-based and 3,391 performance-based; Mr. Hogan 5,739 time-based and 2,826 performance-based; Mr. Cribbs 3,213 time-based and 1,583 performance-based; and Mr. Rogers 1,721 time-based and 848 performance-based. The 3,262 shares of restricted stock granted to each of Messrs. Parker and Hogan on August 20, 2018 are subject to performance vesting conditions. The 10,000 shares of restricted stock granted to Mr. Rogers on February 6, 2018 and the 11,250 shares of restricted stock granted to Mr. Tweed on July 3, 2018 are subject to time-vesting conditions. The grant date fair value of the performance-based shares granted on May 15, 2018 calculated in accordance with FASB ASC Topic 718 was zero, because the performance measures were not probable of being achieved as of the grant date. The grant date value of the performance-based shares received by each Named Executive Officer on May 15, 2018, assuming the highest level of performance is achieved and as calculated using the closing price of our Class A common stock on the grant date ($30.75), is $104,273 for Mr. Parker, $86,900 for Mr. Hogan, $48,677 for Mr. Cribbs, and $26,076 for Mr. Rogers.

(4)
The 3,262 shares of restricted stock granted to each of Messrs. Parker and Hogan on August 20, 2018 were performance-based. The grant date fair value of such shares calculated in accordance with FASB ASC Topic 718 was determined by taking the maximum number of shares that could be earned for such grant times the closing price of our Class A common stock on the grant date ($30.66).
The 11,030 shares of restricted stock granted to Mr. Rogers on February 6, 2018 were performance-based. The grant date fair value of such shares calculated in accordance with FASB ASC Topic 718 was determined by taking the target number of shares that could be earned for such grant times the closing price of our Class A common stock on the grant date ($27.18). On the grant date, the performance measures were considered probable of being achieved at the target level. The grant date value of the 11,030 shares received by Mr. Rogers, assuming the highest level of performance is achieved and as calculated using the closing price of our Class A common stock on the grant date is $299,795.
For additional information on the valuation assumptions with respect to the grants, refer to Note 3, Stock-Based Compensation, of our consolidated financial statements as provided in the Form 10-K for the year ended December 31, 2018, as filed with the SEC.

Narrative to Grants of Plan-Based Awards Table

See Executive Compensation – Compensation Discussion and Analysis for a complete description of the performance targets for payment of incentive awards.

Stock Vested Table

The following table sets forth certain information concerning the values realized upon vesting of restricted stock during 2018.

2018 STOCK VESTED TABLE
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
David R. Parker	4,264	81,869
Joey B. Hogan	3,411	65,491
Richard B. Cribbs	1,705	32,736
T. Ryan Rogers	-	-
John A. Tweed	-	-

(1)	Determined by multiplying the number of shares acquired upon vesting on December 31, 2018 by $19.20 (the closing price on December 31, 2018).

Outstanding Equity Awards at Year-End Table

The following table sets forth information concerning all stock option grants and stock awards held by our Named Executive Officers as of December 31, 2018.  All outstanding equity awards are in shares of our Class A common stock. All restricted shares that have not vested are subject to certain continued employment, acceleration, and forfeiture provisions.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6) ($)
David R. Parker	05/18/16	7,016(1)	134,707	-	-
	07/14/17	11,192(2)	214,886	-	-
	07/14/17	-	-	66,816(7)	1,282,867
	05/15/18	6,886(3)	132,211	3,391(8)	65,107
	08/20/18	-	-	3,262(9)	62,630
Joey B. Hogan	05/18/16	5,847(1)	112,262	-	-
	07/14/17	9,326(2)	179,059	-	-
	07/14/17	-	-	55,680(7)	1,069,056
	05/15/18	5,739(3)	110,189	2,826(8)	54,259
	08/20/18	-	-	3,262(9)	62,630
Richard B. Cribbs	05/18/16	3,274(1)	62,861	-	-
	07/14/17	5,223(2)	100,282	-	-
	07/14/17	-	-	31,180(7)	598,656
	05/15/18	3,213(3)	61,690	1,583(8)	30,394
T. Ryan Rogers	02/06/18	-	-	11,030(7)	211,776
	02/06/18	10,000(4)	192,000	-	-
	05/15/18	1,721(3)	33,043	848(8)	16,282
John A. Tweed	07/03/18	11,250(5)	216,000	-	-

(1)	Subject to the terms of the award notice, the restricted shares will vest automatically on December 31, 2019.
(2)
Subject to the terms of the award notice, approximately 49% of the restricted shares will vest automatically on December 31, 2019 and approximately 51% of the restricted shares will vest automatically on December 31, 2020.

(3)
Subject to the terms of the award notice, approximately 49% of the restricted shares will vest automatically on December 31, 2020 and approximately 51% of the restricted shares will vest automatically on December 31, 2021.

(4)
On January 8, 2019, one-fourth of the restricted shares vested. Subject to the terms of the award notice, one-fourth of the restricted shares will vest automatically on each of January 8, 2020, 2021, and 2022.

(5)	Subject to the terms of the award notice, one-third of the restricted shares will vest automatically on each of July 3, 2019, 2020, and 2021.
(6)	The market value was calculated by multiplying the closing market price of our stock on December 31, 2018, which was $19.20, by the number of restricted shares that have not vested.
(7)
Subject to the terms of the award notice, all of the restricted shares are eligible for vesting upon achieving two consecutive fiscal years during fiscal 2018 through fiscal 2022, inclusive, where (i) the Company’s consolidated annual freight revenue (defined as total revenue less fuel surcharge revenue) is at least $900 million and (ii) the Company’s consolidated net income margin is 4.0% or greater (the “Full Vesting Criteria”).  Subject to the terms of the award notice, an incremental amount of shares is eligible for vesting upon achieving two consecutive fiscal years during fiscal 2018 through fiscal 2022, inclusive, where the Company’s consolidated annual net income margin is 4.0% or greater (the “Incremental Vesting Criteria”).  The incremental number of shares eligible for vesting for each recipient is as follows: 50,112 for Mr. Parker, 41,760 for Mr. Hogan, 23,385 for Mr. Cribbs, and 6,618 for Mr. Rogers. If the incremental number of shares vest, the remainder of the shares underlying the grant will remain eligible for vesting upon achievement of the Full Vesting Criteria.  Upon the Compensation Committee certifying that the Full Vesting Criteria or Incremental Vesting Criteria, as applicable, have been achieved, 50% of the shares eligible for vesting will vest, subject to the recipient’s continued employment through the vesting date.  The remaining 50% of the shares eligible for vesting will vest on December 31 of the year in which the Compensation Committee’s certification occurs, subject to the recipient’s continued employment through such date.

(8)
Subject to the terms of the award notice, the restricted shares will vest upon attainment of adjusted EPS for the period beginning January 1, 2019, and ending December 31, 2019, equal to the greater of (i) adjusted EPS for fiscal 2018, multiplied by 115%, and (ii) adjusted EPS of $2.20.

(9)
Subject to the terms of the award notice, one-half of the restricted shares will vest if the Compensation Committee unanimously certifies that Landair has been successfully integrated by July 3, 2019, and  one-half will vest if Landair’s revenue is equal to or greater than $175.0 million for the trailing twelve months ended June 30, 2020, as described in more detail in Executive Compensation – Compensation Discussion and Analysis.

Pay Ratio Disclosure

We provide fair and equitable compensation to our employees through a combination of competitive base pay, incentives, retirement plans, and other benefits. We are disclosing the following pay ratio and supporting information, which compares the annual total compensation of our employees other than Mr. Parker (including full-time, part-time, seasonal and temporary employees) and the annual total compensation of Mr. Parker, our CEO, as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2018, our last completed fiscal year:

●	The median of the annual total compensation of all of our employees (other than our CEO) was $42,986; and
●	The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $1,968,085.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 46 to 1.
Our median employee was originally determined as of December 31, 2017. For 2018, we used the same median employee, as there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. In determining that our employee population had not materially changed, we omitted the approximately 975 employees that became our employees as a result of the Landair Acquisition.
We calculated the annual total compensation for 2018 for the median employee in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in that employee’s annual total compensation of $42,986. The median employee’s annual total compensation includes salary and overtime pay, as well as incentive payments, retirement plan benefits, company matching contributions to the 401(k) employee savings plan, and the cost of health and other benefits. Median employee compensation reflects that, as of December 31, 2018, approximately 3.9% of our employees were student drivers, which had the effect of lowering our median employee compensation.

Director Compensation

The following table provides information concerning the 2018 compensation of our non-employee directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
William T. Alt	63,065	74,992	-	138,057
Robert E. Bosworth	71,855	74,992	-	146,847
Bradley A. Moline	59,625	74,992	-	134,617
Herbert J. Schmidt	50,000	74,992	94,000(3)	218,992
W. Miller Welborn	61,180	74,992	-	136,172

(1)	This column represents the amount of cash compensation earned in 2018 for Board and committee service.
(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2018 for the fair value of stock awards granted to each director in 2018, in accordance with FASB ASC Topic 718.  Directors who are not our employees received shares of our Class A common stock with a market value on the grant date equivalent to approximately $75,000.  Directors can only sell these shares if, after the sale, they maintain a minimum of five times their annual retainer in value of our Class A common stock.

(3)	Reflects amounts earned in 2018 under Mr. Schmidt’s Consulting Agreement (the “Consulting Agreement”).

Narrative to Director Compensation

For 2018, directors who are not our employees or employees of one of our subsidiaries received a $50,000 annual retainer and no meeting attendance fees.  An additional annual retainer of $15,000 was paid to our Lead Independent Director; $7,500 to committee Chairs; and $5,000 to committee members. The committee fees were prorated for a partial year of service on a committee.

Directors who are not our employees or employees of one of our subsidiaries received a grant of Class A common stock equivalent to approximately $75,000 at the time of our Board's annual meeting.  Directors can only sell these shares if, after the sale, they maintain a minimum of five times their annual retainer in value of Class A common stock.

Directors who are our employees or employees of one of our subsidiaries do not receive compensation for board or committee service. In 2018, Mr. Schmidt received additional amounts for services he performed under his Consulting Agreement.  See Certain Relationships and Related Transactions for further details regarding the terms of and amounts paid under the Consulting Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of the Record Date of March 11, 2019, the number of shares and percentage of outstanding shares of our Class A and Class B common stock beneficially owned by:

●	each of our directors, director nominees, and Named Executive Officers;
●	all of our executive officers and directors as a group; and
●	each person known to us to beneficially own 5% or more of any class of our common stock.

The percentages shown are based on 16,689,784 shares of Class A common stock (including 671,271 shares of restricted Class A common stock subject to certain performance vesting, time vesting, and holding provisions, which carry voting rights) and 2,350,000 shares of Class B common stock outstanding at the Record Date.  In the "Percent of Class" column, references to "Total" mean the total number of shares of Class A and Class B common stock beneficially owned as of the Record Date.  The shares of Class B common stock owned by Mr. and Mrs. Parker are convertible into the same number of shares of Class A common stock at any time and convert automatically if beneficially owned by anyone other than Mr. or Mrs. Parker or certain members of their family.  The Class B common stock has two votes per share, but otherwise is substantially identical to the Class A common stock, which has one vote per share.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Class A & Class B common	David R. Parker & Jacqueline F. Parker	5,196,919(3)	17.1% of Class A 100% of Class B 27.3 % of Total(4)
Class A common	Joey B. Hogan	171,260(5)	1.0% of Class A 0.9% of Total
Class A common	Richard B. Cribbs	103,583(6)	*
Class A common	T. Ryan Rogers	22,783(7)	*
Class A common	John A. Tweed	51,250(8)	*
Class A common	William T. Alt	15,580(9)	*
Class A common	Robert E. Bosworth	89,534(10)	*
Class A common	Bradley A. Moline	53,858(11)	*
Class A common	Herbert Schmidt	12,000(12)	*
Class A common	W. Miller Welborn	10,378(13)	*
Class A common	BlackRock, Inc.	1,008,481(14)	6.0% of Class A 5.3% of Total
Class A common	Dimensional Fund Advisors LP	1,363,561(15)	8.2% of Class A 7.2% of Total
Class A common	RE Advisers Corporation and National Rural Electric Cooperative Association	1,241,919(16)	7.4% of Class A 6.5% of Total
Class A & Class B common	All directors and executive officers as a group (16 persons)	6,013,417(17)	22.0% of Class A 100% of Class B 31.6% of Total

*	Less than one percent (1%).
(1)
The business address of Mr. and Mrs. Parker and the other directors, Named Executive Officers and the other executive officers is 400 Birmingham Highway, Chattanooga, Tennessee 37419.  The business addresses of the remaining entities listed in the table above are as follows: (i) BlackRock, Inc., 55 East 52nd Street, New York, NY 10055; (ii) Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, Texas 78746; and (iii) RE Advisers Corporation and National Rural Electric Cooperative Association, 4301 Wilson Boulevard, Arlington, VA 22203.

(2)
Beneficial ownership includes sole voting power and sole investment power with respect to such shares unless otherwise noted and subject to community property laws where applicable.  In accordance with Rule 13d‑3(d)(1) under the Exchange Act, the number of shares indicated as beneficially owned by a person includes shares of Class A common stock underlying options that are currently exercisable.  In addition, beneficial ownership includes shares of restricted Class A common stock subject to certain vesting and holding provisions held by the following individuals:  Mr. Parker, 111,091; Mr. Hogan, 93,121; Mr. Cribbs, 50,319; Mr. Rogers, 21,099; and Mr. Tweed, 11,250.  The beneficial ownership also includes the following shares of Class A common stock allocated to the accounts of the following individuals under our 401(k) plan (the number of shares reported as beneficially owned is equal to the following individuals' March 11, 2019 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date): Mr. Parker, 26,192; Mr. Hogan, 29,252; and Mr. Cribbs, 8,280.

(3)
Comprised of 2,480,285 shares of Class A common stock and 2,350,000 shares of Class B common stock owned by Mr. and Mrs. Parker as joint tenants with rights of survivorship; 5,217 shares of Class A common stock owned by Mr. Parker; 111,091 shares of restricted Class A common stock; 26,192 shares allocated to the account of Mr. Parker under our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Parker's March 11, 2019 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date); and 224,134 shares of Class A common stock held by Mr. Parker’s mother, over which Mr. Parker holds a power of attorney, but as to which he expressly disclaims beneficial ownership.  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(4)
Based on the aggregate number of shares of Class A and Class B common stock held by Mr. and Mrs. Parker.  Mr. and Mrs. Parker hold 17.1% of shares of Class A and 100% of shares of Class B common stock.  The Class A common stock is entitled to one vote per share, and the Class B common stock is entitled to two votes per share.  Mr. and Mrs. Parker beneficially own shares of Class A and Class B common stock with 35.3% of the voting power of all outstanding voting shares.

(5)
Comprised of 48,887 shares of Class A common stock owned by Mr. Hogan and Melinda J. Hogan as joint tenants, 93,121 shares of restricted Class A common stock, and 29,252 shares held by Mr. Hogan in our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Hogan's March 11, 2019 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date).  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(6)
Comprised of 44,984 shares of Class A common stock owned directly, 50,319 shares of restricted Class A common stock, and 8,280 shares held by Mr. Cribbs in our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Cribbs' March 11, 2019 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date).  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(7)
Comprised of 1,684 shares of Class A common stock owned directly by Mr. Rogers and 21,099 shares of restricted Class A common stock.  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(8)
Comprised of 40,000 shares of Class A common stock owned directly by Mr. Tweed and 11,250 shares of restricted Class A common stock.  The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

(9)	Comprised of 15,580 shares of Class A common stock held by Mr. Alt's spouse.
(10)	Comprised of 69,366 shares of Class A common stock owned directly by Mr. Bosworth and 20,168 shares of Class A common stock held in Mr. Bosworth's IRA.
(11)	Comprised of 52,858 shares of Class A common stock held directly by Mr. Moline and 1,000 shares held in Mr. Moline's IRA.
(12)	Comprised of 12,000 shares of Class A common stock held directly by Mr. Schmidt.
(13)	Comprised of 10,378 shares of Class A common stock held directly by Mr. Welborn.
(14)
As reported on Schedule 13G/A filed with the SEC on February 4, 2019, which indicates that BlackRock, Inc. has sole voting power with respect to 967,330 shares, no shared voting power, sole dispositive power with respect to 1,008,481 shares, and shared dispositive power with respect to no shares.  Information is as of December 31, 2018.

(15)
As reported on Schedule 13G/A filed with the SEC on February 8, 2019, which indicates that Dimensional Fund Advisors LP has sole voting power with respect to 1,316,710 shares, no shared voting power, sole dispositive power with respect to 1,363,561 shares, and shared dispositive power with respect to no shares.  Represents aggregate beneficial ownership on a consolidated basis reported by Dimensional Fund Advisors LP.  Information is as of December 31, 2018.

(16)
As reported on Schedule 13G/A filed with the SEC on February 13, 2019, which indicates that RE Advisers Corporation and National Rural Electric Cooperative Association have sole voting power with respect to 1,241,919 shares, no shared voting power, sole dispositive power with respect to 1,241,919 shares, and shared dispositive power with respect to no shares.  Information is as of December 31, 2018.

(17)
The other executive officers are James F. Brower, Jr., M. Paul Bunn, William J. Cartright, Samuel F. Hough, R.H. Lovin, Jr., and Paul T. Newbourne. As of the Record Date, Mr. Brower beneficially owned 58,875 shares of Class A common stock,  comprised of 28,499 shares owned directly and 30,376 shares of restricted Class A common stock.  Mr. Bunn beneficially owned 54,334 shares of Class A common stock, comprised of 16,914 shares owned directly, 19,991 shares of restricted Class A common stock, 2,515 shares held by Mr. Bunn's spouse, and 14,914 shares allocated to the account of Mr. Bunn under our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Bunn's March 11, 2019 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date). Mr. Cartright beneficially owned 28,337 shares of Class A common stock, comprised of 1,499 owned shares owned directly and 26,838 shares of restricted Class A common stock. Mr. Hough beneficially owned 63,911 shares of Class A common stock, comprised of 21,387 owned shares owned directly and 42,524 shares of restricted Class A common stock. Mr. Lovin beneficially owned 39,192 shares of Class A common stock, comprised of 16,293 shares owned directly, 16,967 shares of restricted Class A common stock, 3,607 shares allocated to the account of Mr. Lovin under our 401(k) plan (the number of shares reported as beneficially owned is equal to Mr. Lovin's March 11, 2019 account balance in the employer stock fund under the Company's 401(k) plan divided by the closing market price on such date), and 2,325 shares held as custodian for his minor grandchildren. Mr. Newbourne beneficially owned 41,623 shares of Class A common stock, comprised of 2,904 shares owned directly, 35,839 shares of restricted Class A common stock, and 2,880 shares owned jointly with his spouse. The shares detailed in this footnote are included in the calculation of all directors and executive officers as a group. The restricted Class A common stock is subject to vesting and, in certain circumstances, holding provisions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under its charter, our Audit Committee must review and approve all transactions between our executive officers and us.  The Audit Committee reviews all of such ongoing transactions quarterly; however, the compensation of our executive officers is not within the Audit Committee's purview.  Pursuant to its charter, our Audit Committee must review and approve in advance any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any "related person" (as that term is defined in Instruction 1 to Item 404(a) of SEC Regulation S-K) had or will have a direct or indirect material interest, referred to as a "related party transaction."  All such transactions must be reviewed and preapproved by our Audit Committee.  No director may participate in any discussion or approval of a related party transaction for which he or she, or his or her relative, is a related party.  If a related party transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.

For 2018, no such transactions involved an amount equal to or exceeding $120,000, except for the employment of two immediate family members of David Parker and the Consulting Agreement with Mr. Schmidt.  In 2018, the Company employed the following persons: (i) Clay Scholl, an employee of our Solutions subsidiary, is the brother-in-law of David Parker, and (ii) Rob Hatchett, Vice President of Recruiting for our Covenant Transport subsidiary, is the son-in-law of David Parker.  Total compensation for 2018 for each of Clay Scholl and Rob Hatchett, respectively, exceeded $120,000.

In July 2016, the Company entered into a Consulting Agreement with Herbert J. Schmidt, one of our directors.  Pursuant to the Consulting Agreement, Mr. Schmidt provided consulting services to the Company and to SRT in particular, including assisting SRT's management in improving SRT's performance.  In approving the Consulting Agreement, the Board determined that Mr. Schmidt’s extensive, executive-level operational experience at Con-way would make him an ideal candidate to assist in the Company’s goal of improving SRT’s operating results.  The Board further determined that achieving this goal would require greater involvement by Mr. Schmidt, both in terms of time and operational direction, than would be commensurate with his role as director.

The Consulting Agreement had an initial term of six months and entitled Mr. Schmidt to receive compensation of $18,333 per month, plus reimbursement of reasonable and customary expenses incurred in connection with his performance of the agreement.  In December 2016, upon a determination that it was in the Company’s interest to continue to utilize Mr. Schmidt as a consultant, the Consulting Agreement was amended so that the term continues on a month-to-month basis, subject to termination by either party upon 30 days’ advance written notice.  The Consulting Agreement was also amended so that Mr. Schmidt was entitled to compensation of $2,000 per day for every day he is on-site at a Company location to perform consulting services or is traveling to or from a Company location to perform consulting services.  This compensation arrangement replaced the previous $18,333 per month arrangement, effective January 1, 2017.  Upon entering into the Consulting Agreement, Mr. Schmidt ceased to serve on our Compensation Committee and, upon amending and extending the Consulting Agreement in December 2016, Mr. Schmidt ceased to serve on our Nominating Committee.  During 2018, the Company paid Mr. Schmidt $106,000 in fees and $13,778 in expense reimbursements under the Consulting Agreement.  Given SRT’s improved performance, the Consulting Agreement terminated in January 2019.

PROPOSAL 2 – ADVISORY AND NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this proxy statement a separate resolution, subject to stockholder vote, to approve, in a non-binding vote, the compensation of our Named Executive Officers as disclosed on pages 15 to 32.  Non-binding votes to approve the compensation of our Named Executive Officers are held every year.

As described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective		How Our Executive Compensation Program Achieves This Objective
Attract and retain talented executives and motivate those executives to achieve superior results.	•	We link compensation to achievement of specified performance goals, appreciation in the market price of our Class A common stock, and continued employment with the Company and utilize multi-year vesting requirements to promote long-term ownership.
Align executives' interests with our corporate strategies, our business objectives, and the performance of specific business units to the extent applicable.	•	Annual management bonuses for each of our Named Executive Officers are based on adjusted EPS (and for certain of our Named Executive Officers, the satisfaction of operating income and operating ratio targets established for the Company's subsidiaries) critical to our goal of maintaining profitability and fostering long-term growth.
Enhance executives' incentives to increase our stock price and focus on the long-term interests of our stockholders.	•	We incorporate cash and equity compensation components into our plan to provide incentives for short-term and long-term objectives.
		o	Annual cash incentives based on targets with objective, measurable criteria keep management focused on near-term results. For 2018, the annual cash incentives were subject to adjustment based on our performance relative to peer companies. Caps on cash awards are built into our plan design.
		o	The equity compensation component, which includes awards such as restricted stock grants, provides balance to our other elements of our compensation program and creates incentive for executives to increase stockholder value over an extended period of time.
	•	We attempt to keep base salaries reasonable and weight overall compensation toward incentive and equity-based compensation.
Control costs.	•	We provide de minimis perquisites to our Named Executive Officers and make matching "discretionary" contributions to the Named Executive Officers' 401(k) accounts (which contributions for our Named Executive Officers for 2018 aggregated to approximately $20,125).
	•	We seek to ensure, to the extent possible, that incentive compensation paid by us is deductible for tax purposes.
	•	Historically, we have frozen the base salaries of our Named Executive Officers during challenging economic environments.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 15 of this proxy statement for more information on our executive compensation policies and procedures.  The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal 2:

"RESOLVED, that the stockholders advise that they approve the compensation of the Company's Named Executive Officers, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative discussion in this proxy statement for the Company's 2019 Annual Meeting of Stockholders."

This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board of Directors.  Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

RELATIONSHIPS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The principal independent registered public accounting firm utilized by us during 2018 was KPMG LLP.  KPMG has served as our independent registered public accounting firm since September 2001.  A representative of KPMG is expected to be present at the Annual Meeting and to be available to respond to appropriate questions.  KPMG's representative will have an opportunity to make a statement at the Annual Meeting should he or she desire to do so.

KPMG billed us the following amounts for services provided in the following categories during the years ended December 31, 2018 and 2017:

	2018	2017
Audit Fees(1)	$736,927	$496,350
Audit-Related Fees(2)	-	-
Tax Fees(3)	180,285	156,992
All Other Fees(4)	-	-
Total	917,242	656,992

(1)
Represents the aggregate fees billed and expenses for professional services rendered by KPMG for the audit of our annual financial statements and reviews of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by an independent registered public accounting firm in connection with statutory or regulatory filings or engagements for those years. For 2018, the audit fees included work related to the Landair Acquisition.

(2)
Represents the aggregate fees billed for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "audit fees." There were no such fees and expenses for 2018 or 2017.

(3)	Represents the aggregate fees billed for professional services rendered by KPMG for tax compliance, tax advice, and tax planning.
(4)	Represents the aggregate fees billed for products and services provided by KPMG, other than audit fees, audit-related fees, and tax fees. There were no such fees for 2018 or 2017.

Our Audit Committee maintains a policy pursuant to which the Audit Committee Chair reviews all audit services and permitted non-audit services to be performed by our independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the firm's independence, with the Audit Committee retaining the authority to make the final decision.  Under this policy, the Audit Committee pre-approves specific types or categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by our principal independent registered public accounting firm.  Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement.  Management and the principal independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the principal independent registered public accounting firm in accordance with the annual pre-approval, and the fees for the services performed to date.  To the extent that management believes that a new service or the expansion of a current service provided by the principal independent registered public accounting firm is necessary or desirable, such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the principal independent registered public accounting firm to render such services.  No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirement under Rule 2‑01(c)(7)(i)(C), of SEC Regulation S-X during the year ended December 31, 2018.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019.  KPMG LLP served as the Company's independent registered public accounting firm for 2018, and the services it provided to the Company and its subsidiaries in 2018 are described under Principal Accountant Fees and Services above.

We are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019.  Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the ratification of KPMG LLP.  Although ratification is not required by our Third Amended and Restated Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice.  The Audit Committee will reconsider the appointment if not ratified.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board.  Even if the appointment is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

PROPOSAL 4 - APPROVAL OF AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK

The Board unanimously approved and directed that there be submitted to our stockholders for their approval a proposal to amend our amended and restated articles of incorporation to increase the number of authorized shares of Class A common stock from 20,000,000 shares to 40,000,000 shares. In addition, to effect this change, the total number of shares of capital stock authorized in our amended and restated articles of incorporation would increase from 30,000,000 shares to 50,000,000 shares. The amendment would not increase any other class of authorized shares, including Class B common stock and preferred stock.

The text of the proposed amendment is set forth below:

“RESOLVED, that the first paragraph of Article IV of the Company’s amended and restated articles of incorporation be amended by restating it as follows:

The total number of shares of capital stock of all classes which the corporation shall have authority to issue is fifty million (50,000,000) shares, all having a par value of One Cent ($0.01) per share, consisting of the following: forty million (40,000,000) Class A Common Shares; five million (5,000,000) Class B Common Shares; and five million (5,000,000) Preferred Shares.”

Purpose and Effect of Amendment

The Board recommends the increase in order to provide a sufficient reserve of shares of Class A common stock for our present and future needs and growth. The Company is currently authorized to issue up to 20,000,000 shares of Class A common stock, of which 16,018,513 shares of Class A common stock were issued and outstanding as of March 11, 2019. Additionally, as of March 11, 2019, there were 3,072,231 shares of Class A common stock reserved for future issuance (which would increase to 3,822,231 shares of Class A common stock reserved for future issuance if the First Amendment to the Incentive Plan is approved by stockholders), including:

●	2,350,000 shares of Class B common stock, which have been outstanding since our 1994 initial public offering and are convertible into the same number of shares of Class A common stock;
●	671,271 shares of restricted Class A common stock that are subject to certain performance vesting, time vesting, and holding provisions; and
●
50,960 shares of Class A common stock available for issuance under the Incentive Plan (which will increase to 800,960 shares of Class A common stock if the First Amendment to the Incentive Plan is approved by stockholders).

As a result, as of March 11, 2019, there were only 909,256 authorized and unreserved shares of Class A common stock available for future issuance (which would decrease to 159,256 authorized and unreserved shares of Class A common stock available for future issuance if the First Amendment to the Incentive Plan is approved by stockholders).

The Board wishes to be in the position to take advantage of any opportunities that might present themselves in a timely and efficient manner, understanding that opportunities for additional issuance could arise at any time without warning. The availability of additional Class A common shares for issuance, without the delay and expense of obtaining additional stockholder approval at a special meeting or at the next scheduled annual meeting, will afford the Company greater flexibility in acting upon opportunities and transactions, if any, which may arise. Additionally, the Board believes that sufficient Class A common shares are needed for future issuance under the Incentive Plan to incentivize retention of executive officers and align executive officers’ interest with those of our stockholders. Other than future issuances under the Incentive Plan, as may be authorized by the Compensation Committee from time to time, there are no plans, proposals, arrangements, or understandings to issue any of the newly available authorized shares of Class A common stock.

Accordingly, the Board believes it is appropriate to increase the number of authorized shares of Class A common stock at this time.

Rights of Additional Authorized Shares of Class A Common Stock

The proposed additional shares of Class A common stock would have rights identical to currently outstanding shares of Class A common stock. Approval of the proposal and issuance of the additional shares of Class A common stock would not affect the rights of the holders of currently outstanding Class A common stock or Class B common stock, except for effects incidental to any increase in the number of shares of the Class A common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Class A common stock or Class B common stock. Holders of Class A common stock do not have preemptive rights to subscribe to or purchase additional securities which may be issued, sold, or offered for sale by the Company.

Potential Adverse Effects of Amendment

The existence of additional authorized but unissued shares of Class A common stock could hinder or frustrate a takeover of the Company without further action by the stockholders. If the stockholders approve this proposal, the Company will be able to issue additional shares of Class A common stock and the Board has greater flexibility in responding to a merger or acquisition bid by placing blocks of shares with persons friendly to the Company, or by taking other steps to prevent an acquisition of the Company under circumstances that the Board does not believe to be in the Company's best interest. The Board is not currently aware of any pending capital transactions, corporate acquisitions, takeover proposals, or other similar events involving the Company. This proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt.

Effectiveness of Amendment

The proposed amendment, if approved by stockholders, will become effective on the date such amendment is filed with the Nevada Secretary of State. We anticipate that the appropriate filing to effect the amendment will be made as soon after the Annual Meeting as practicable. Under Nevada law, approval of the proposed amendment requires (i) the affirmative vote of a majority of the voting power of the Class A stockholders and the Class B stockholders voting together as a single class and (ii) the affirmative vote of a majority of the voting power of the Class A stockholders voting as a separate class.

THE BOARD RECOMMENDS THAT STOCKHOLDERS  VOTE “FOR” THIS PROPOSAL TO AMEND THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK.

PROPOSAL 5: APPROVAL OF THE FIRST AMENDMENT TO THE INCENTIVE PLAN

Summary

●
The Board is asking for stockholder approval to amend our Third Amended and Restated 2006 Omnibus Incentive Plan (the "Incentive Plan") to increase the number of shares of Class A common stock available for issuance thereunder. Equity compensation is critical for the Company to attract, motivate and retain qualified executive officers and other key personnel through competitive compensation packages, and it aligns our executives’ and stockholders’ short- and long-term interests by creating a strong and direct link between executive pay and stockholder return.

●
The Board believes the shares remaining under the Incentive Plan are insufficient to fulfill the Company’s objectives. If stockholders do not approve the First Amendment to the Incentive Plan, the Company will have approximately 50,960 remaining shares under the Incentive Plan for future awards and may need to resort to greater cash compensation to remain competitive.

●
The Board is also asking for stockholder approval to amend our Incentive Plan to make technical updates related to Section 162(m) of the Code in light of the 2017 Tax Cuts and Jobs Act (the “TCJA”), and to make such other miscellaneous, administrative and conforming changes as are necessary.

●	In addition, the Board is asking for stockholder approval to amend our Incentive Plan to comply with certain shareholder advisory group guidelines and best practices, including amendments to disallow:

o	tax gross-ups of any kind;
o	payment of dividends on unvested future awards;
o	vesting periods of less than twelve months for future awards;
o	share recycling related to exercise of stock options, shares available for issuance upon the grant of SARs and shares forfeited for tax withholding obligations; and
o
the power to vote shares underlying awards prior to the vesting of such shares (for awards granted on or after the date on which the First Amendment to the Incentive Plan is approved by our stockholders).

Introduction

At the Annual Meeting, our stockholders are being asked to approve the proposed First Amendment to the Incentive Plan to (i) increase the number of shares of Class A common stock available for issuance thereunder by an additional 750,000 shares, (ii) implement additional changes designed to comply with certain shareholder advisory group guidelines and best practices, (iii) make technical updates related to Section 162(m) of the Code in light of the TCJA, and (iv) make such other miscellaneous, administrative and conforming changes as are necessary (collectively, the “First Amendment to the Incentive Plan”). Currently there are approximately 800,960 shares available for issuance under the Incentive Plan; therefore, the First Amendment to the Incentive Plan would result in approximately 50,960 shares being available for future awards, subject to adjustment for future forfeitures (except for tax withholding and cashless exercise forfeitures) and to reflect the occurrence of certain events (described under “Proposal 5: Approval of the First Amendment to the Incentive Plan – Description of the Incentive Plan and the First Amendment to the Incentive Plan — Adjustments Upon Certain Events” below). The Compensation Committee has approved the First Amendment to the Incentive Plan and the Board has directed that it be submitted for stockholder approval at the Annual Meeting. If approval of the First Amendment to the Incentive Plan is not obtained at the Annual Meeting from our stockholders, the Incentive Plan will remain in full force and effect, and our ability to grant equity awards to attract, motivate and retain new and existing key employees, directors, officers and eligible participants (collectively, “Participants”) would be limited. In that event, to remain competitive, the Company may be required to adopt additional cash or equity related compensation programs.

Before approving the First Amendment to the Incentive Plan, the Compensation Committee considered a number of factors, including share usage over the last three years, shares expected to be required in the future based upon historical practices, and shares expected to be required as the Company continues to retain and complement our leadership team. The Compensation Committee believes additional shares are needed to (i) recruit talent to fill open positions on our management team as they arise and (ii) continue to make awards under the Company’s historical Incentive Plan, which tie a significant portion of total compensation to equity awards and align with stockholder interests. Furthermore, a significant portion of our executives’ total annual compensation is in the form of equity awards. The majority of performance-based restricted shares granted in 2018 have a performance period that extends beyond 2018. If performance targets are met, it benefits both our stockholders and our equity recipients. If performance targets are not met, the restricted shares are forfeited and our effective burn rate reduced.

In deciding to increase the number of shares available for issuance under the Incentive Plan by 750,000 shares, the Compensation Committee considered, among other factors:

●	the approximately 50,960 shares currently available for issuance under the Incentive Plan;
●	the number of shares necessary to attract, motivate and retain qualified executive officers and other key personnel;
●	the Board’s desire to have sufficient availability under the Incentive Plan to grant awards for the next three years;
●
our current three-year average burn rate of approximately 1.4%, calculated based upon performance-based awards vested in the year (versus granted) and time-based awards granted in the year each times a stock volatility multiplier of 2.0, divided by our weighted average common shares outstanding;

●	the number of shares of Class A common stock outstanding, the dilutive effects of awards under the Incentive Plan and our projected burn rate; and
●
the effect of the price of our Class A common stock on the number of shares needed to maintain the significant percentage of our compensation packages for key employees that is currently granted in the form of equity.

In addition to the factors above, the Compensation Committee also considered the following factors, among others, when determining whether to approve the First Amendment to the Incentive Plan:

●
the Board’s belief that equity-based grants to employees are a highly effective recruiting and retention tool that allows key employees to share in the ownership of our Company and contribute to our revenue and earnings growth by aligning the long-term interests of our management and key employees with those of our stockholders;

●	approximately 64% of awards currently outstanding under the Incentive Plan vest only if certain performance criteria are achieved, thus resulting in dilution only if stockholder value is created;
●
the Board’s belief that if additional shares are not available for future awards, we would be required to discontinue or significantly curtail our current equity incentive program and increase the use of cash awards, which could have an adverse impact on our ability to attract, motivate and retain employees and our results of operations; and

●
the provisions in the First Amendment to the Incentive Plan designed to protect stockholders’ interests, including provisions that disallow (i) tax gross-ups of any kind, (ii) payment of dividends on unvested future awards, (iii) vesting periods of less than twelve months for future awards, (iv) share recycling related to exercise of stock options, shares available for issuance upon the grant of SARs and shares forfeited for tax withholding obligations, and (v) the power to vote shares underlying awards prior to the vesting of such shares (for awards granted on or after the date on which the First Amendment to the Incentive Plan is approved by our stockholders).

Provisions Designed to Protect Stockholders

The Incentive Plan (as amended by the First Amendment to the Incentive Plan) and our governance and compensation policies contain a number of provisions that we believe are designed to protect stockholder interests, including:

●	prohibition of share recycling related to exercise of stock options, shares available for issuance upon the grant of SARs and shares forfeited for tax withholding obligations;
●	prohibition of the repricing of stock options without stockholder approval;
●	prohibition of the issuance of stock options with an exercise price less than the fair market value of the Class A common stock on the grant date;
●	limiting the maximum term of a stock option to ten years;
●
prohibition of (i) tax gross-ups of any kind, (ii) payment of dividends on unvested future awards, (iii) vesting periods of less than twelve months for future awards, and (iv) the power to vote shares underlying awards prior to the vesting of such shares (for awards granted on or after the date on which the First Amendment to the Incentive Plan is approved by our stockholders) (added by the First Amendment to the Incentive Plan);

●	administration of the Incentive Plan by the Compensation Committee, which is comprised entirely of independent directors;

●	the Compensation Committees’ ability to exercise negative discretion to eliminate or reduce the size of an award if appropriate;
●	awards to Participants are subject to limits as to the number of shares or cash received;
●
our Executive Stock Ownership, Retention, and Anti-Hedging and Anti-Pledging Policy, which, among other things, (i) requires certain of our executive officers to build certain stock ownership over time through equity grants, expressed as multiples of annual base salary, (ii) requires such individuals to retain post-tax shares from each award on exercise, vesting or earn-out, until such individual complies with the stock ownership levels required by the Executive Stock Ownership, Retention, and Anti-Hedging and Anti-Pledging Policy, and (iii) prohibits hedging transactions in our Class A and Class B common stock and pledging our Class A and Class B common stock as collateral for loans or purchasing our Class A common stock on margin, all as further provided in our Executive Stock Ownership, Retention, and Anti-Hedging and Anti-Pledging Policy.

Description of the Incentive Plan and the First Amendment to the Incentive Plan

In May 2013, our stockholders approved the Third Amended and Restated 2006 Omnibus Incentive Plan, as amended (the "Incentive Plan"), which replaced the Second Amended and Restated Incentive Plan. If approved by our stockholders at the Annual Meeting, the First Amendment to the Incentive Plan will be effective as of May 8, 2019, its approval date. The principal provisions of the Incentive Plan, as amended by the First Amendment to the Incentive Plan, are summarized below. This summary is qualified in its entirety by reference to the text of the Incentive Plan as currently in effect. The First Amendment to the Incentive Plan is attached as Appendix A to this Proxy Statement. You are urged to read the actual text of the Incentive Plan and the First Amendment to the Incentive Plan in their entirety.

The purposes of the Incentive Plan are to: (i) provide our employees with an opportunity to acquire Class A common stock in a manner that reinforces our performance goals and provides an incentive to continue employment with us and work toward our long-term growth, development and financial success; (ii) attract, motivate and retain qualified executive officers and other key personnel by providing them with long-term incentives and reward such Participants by the issuance of equity grants so that these employees and directors will contribute to and participate in our long-term performance; and (iii) align our executives’ and stockholders’ short- and long-term interests by creating a strong and direct link between executive pay and stockholder return. In furtherance of these purposes, the Incentive Plan authorizes the grant of stock options and restricted stock, subject to applicable law, to our employees, directors and consultants.

The Incentive Plan allows the Compensation Committee to link compensation to performance over a period of time by granting Awards (as defined in the Incentive Plan) that have multiple-year vesting schedules. Awards with multiple-year vesting schedules, such as restricted stock grants, provide balance to the other elements of our compensation program that otherwise link compensation to our short-term performance. Awards with multiple-year vesting schedules create an incentive for executive officers to increase stockholder value over an extended period of time because the value received from such Awards is based upon the growth of the stock price. Furthermore, the First Amendment to the Incentive Plan provides that any Award subject to vesting over a period of time will not vest in periods of less than twelve months from the Grant Date of such Award (for Awards granted on or after the date on which the First Amendment to the Incentive Plan is approved by our stockholders). Such Awards also incentivize executives to remain with us over an extended period of time. Thus, we believe the Incentive Plan is an effective way of aligning the interests of our executive officers with those of our stockholders.

When the Third Amended and Restated 2006 Omnibus Incentive Plan was originally adopted in May 2013, it increased the number of shares of Class A common stock available for issuance under the Incentive Plan by an additional 750,000 shares. The First Amendment to the Incentive Plan increases the number of shares of Class A common stock available for issuance under the Incentive Plan by an additional 750,000 shares. Currently there are approximately 50,960 shares available for issuance under the Incentive Plan; therefore, the First Amendment to the Incentive Plan would result in approximately 800,960 shares being available for future Awards, subject to adjustment for future forfeitures (except for tax withholding and cashless exercise forfeitures) and to reflect the occurrence of certain events (described under “Proposal 5: Approval of the First Amendment to the Incentive Plan – Description of the Incentive Plan and the First Amendment to the Incentive Plan — Adjustments Upon Certain Events” below).

In addition, we are amending our Incentive Plan (i) to make technical updates related to Section 162(m) of the Code in light of the TCJA, (ii) to make such other miscellaneous, administrative and conforming changes as are necessary, and (iii) to comply with certain shareholder advisory group guidelines and best market practices, and as a result, the Compensation Committee approved amendments to disallow:

●	tax gross-ups of any kind;
●	payment of dividends on unvested future Awards;
●	vesting periods of less than twelve months for future Awards;
●	share recycling related to exercise of stock options, shares available for issuance upon the grant of SARs and shares forfeited for tax withholding obligations; and
●
the power to vote shares underlying Awards prior to the vesting of such shares (for Awards granted on or after the date on which the First Amendment to the Incentive Plan is approved by our stockholders).

Burn Rate

With the significant percentage of outstanding Awards containing performance criteria and, we believe calculating the Company’s burn rate based upon performance-based awards vested in the year (versus granted) and time-based awards granted in the year, divided by our weighted average common shares outstanding, provides a more accurate depiction of our burn rate.  The following table summarizes our performance-based awards to all employees over the last three years that were granted, vested and forfeited. Our current burn rate is approximately 1.4% calculated based upon performance-based awards vested in the year (versus granted) and time-based awards granted in the year each times a stock volatility multiplier of 2.0, divided by our weighted average common shares outstanding.

Performance-Based Awards
# of Shares(1)
Non-vested at December 31, 2015	136,961
Granted	50,245
Vested	(74,551)
Forfeited	(5,202)

Non-vested at December 31, 2016	107,453
Granted	344,731
Vested	(29,734)
Forfeited	(5,988)

Non-vested at December 31, 2017	416,462
Granted	45,404
Vested	-
Forfeited	(29,291)

Non-vested at December 31, 2018	432,575

Non-vested at March 11, 2019	432,575

(1)	Does not include time-based awards
Types of Awards

A description of the Awards that may be made pursuant to the Incentive Plan follows. Such descriptions are qualified in their entirety by reference to the text of the Incentive Plan.

Stock Options.  Pursuant to the Incentive Plan, the Compensation Committee may grant Awards in the form of stock options to purchase shares of Class A common stock, which stock options may be non-qualified or incentive stock options for federal income tax purposes.  Stock options granted under the Incentive Plan vest and become exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee.  Any stock option granted in the form of an incentive stock option must satisfy the requirements of Section 422 of the IRC.  The exercise price per share of Class A common stock for any stock option cannot be less than 100% of the fair market value of a share of Class A common stock on the day that the stock option is granted.  In addition, the term of the stock option may not exceed ten (10) years.  In the case of an incentive stock option granted to an employee Participant who owns, directly or indirectly (as determined by reference to Section 424(d) of the IRC), at the time the option is granted, stock possessing more than 10 percent of the total combined voting power of all classes of our stock, the exercise price per share of Class A common stock for any stock option will not be less than 110% of the fair market value of a share of Class A common stock on the day that the stock option is granted, and the term of the stock option may not exceed five (5) years. The exercise price of any stock option granted pursuant to the Incentive Plan may not be subsequently reduced by amendment or cancellation and substitution of such stock option or any other action of the Compensation Committee without stockholder approval, subject to the Compensation Committee’s authority to adjust Awards upon certain events as set forth in the Incentive Plan.  The type (incentive or non-qualified), vesting, exercise price, and other terms of each stock option are set forth in the award notice for such stock option.

A stock option may be exercised by paying the exercise price in cash or its equivalent and/or, to the extent permitted by the Compensation Committee and applicable law, shares of Class A common stock, a combination of cash and shares of Class A common stock, or through the delivery of irrevocable instruments to a broker to sell the shares obtained upon the exercise of the stock option and to deliver to us an amount equal to the exercise price.

Stock Appreciation Rights.  The Compensation Committee may grant Awards in the form of stock appreciation rights, either in tandem with a stock option ("Tandem SARs") or independent of a stock option ("Freestanding SARs").  The exercise price of a stock appreciation right is an amount determined by the Compensation Committee, but in no event is such amount less than 100% of the fair market value of a share of Class A common stock on the date that the stock appreciation right is granted or, in the case of a Tandem SAR, the exercise price of the related stock option.

A Tandem SAR may be granted either at the time of grant of the related stock option or at any time thereafter during the term of the related stock option.  A Tandem SAR is exercisable to the extent its related stock option is exercisable.  Each Tandem SAR entitles the holder of such stock appreciation right to surrender the related stock option and to receive an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Class A common stock over (B) the stock option price per share of Class A common stock, times (ii) the number of shares of Class A common stock covered by the stock option which is surrendered.  Upon the exercise of a stock option as to some or all of the shares of Class A common stock covered by such stock option, the related Tandem SAR is automatically canceled to the extent of the number of shares of Class A common stock covered by the exercise of the stock option.

Each Freestanding SAR will entitle the holder of such stock appreciation right upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Class A common stock over (B) the exercise price, times (ii) the number of shares of Class A common stock covered by the Freestanding SAR and as to which the stock appreciation right is exercised.

The type (Tandem SAR or Freestanding SAR), exercise price, vesting, and other terms of each stock appreciation right is set forth in the award notice for such stock appreciation rights.  Payment of stock appreciation rights may be made in shares of Class A common stock or in cash, or partly in shares of Class A common stock and partly in cash, as determined by the Compensation Committee.

Other Stock-Based Awards.  The Compensation Committee may grant Awards in the form of stock awards (for either unrestricted or restricted shares of Class A common stock), restricted stock unit awards, and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, Class A common stock.  Such other stock-based awards are in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of Class A common stock (or the equivalent cash value of such shares of Class A common stock) upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives.  In addition, the Compensation Committee may choose, at the time of grant of a stock-based award, or any time thereafter up to the time of the payment of such award, to include as part of such award an entitlement to receive dividends or dividend equivalents on the shares of Class A common stock underlying such award (for Awards granted before the date on which the First Amendment to the Incentive Plan is approved by our stockholders), subject to such terms, conditions, restrictions, and/or limitations, if any, as the Compensation Committee may establish.  Payment of dividends on unvested Awards would be prohibited for Awards granted on or after the date on which the First Amendment to the Incentive Plan is approved by our stockholders. The restrictions, conditions, and other terms of each stock-based award are set forth in the award notice for such award.

Performance Units.  The Compensation Committee may grant Awards in the form of performance units, which are units valued by reference to designated criteria established by the Compensation Committee, other than Class A common stock.  Performance units are in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive a designated payment upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives.  The form, applicable conditions, and other terms of each performance unit are set forth in the award notice for such performance unit.

Performance Awards.  Performance awards are designed to reward executive officers for their contributions to our financial and operating performance and are based primarily upon our financial results and certain operating statistics that the Compensation Committee identifies each year as being important to our success.  Performance awards may take the form of cash, stock awards, restricted stock unit awards, or performance units that are conditioned upon the satisfaction of enumerated performance criteria during a stated performance period, which awards, in addition to satisfying the requirements otherwise applicable to that type of award generally, also satisfy the requirements of performance awards under the Incentive Plan.

Performance awards must be based upon one or more of the following performance criteria: (i) revenues (including without limitation, measures such as revenue per mile (loaded or total) or revenue per tractor), (ii) net revenues, (iii) fuel surcharges, (iv) accounts receivable collection or days sales outstanding, (v) cost reductions and savings (or limits on cost increases), (vi) safety and claims (including, without limitation, measures such as accidents per million miles and number of significant accidents), (vii) operating income, (viii) operating ratio, (ix) income before taxes, (x) net income, (xi) earnings before interest and taxes (EBIT), (xii) earnings before interest, taxes, depreciation, and amortization (EBITDA), (xiii) adjusted net income, (xiv) earnings per share, (xv) adjusted earnings per share, (xvi) stock price, (xvii) working capital measures, (xviii) return on assets, (xix) return on revenues, (xx) debt-to-equity or debt-to-capitalization (in each case with or without lease adjustment), (xxi) productivity and efficiency measures (including, without limitation, measures such as driver turnover, trailer to tractor ratio, and tractor to non-driver ratio), (xxii) cash position, (xxiii) return on stockholders’ equity, (xxiv) return on invested capital, (xxv) cash flow measures (including, without limitation, free cash flow), (xxvi) market share, (xxvii) stockholder return, (xxviii) economic value added, or (xxix) completion of acquisitions (either with or without specified size). In addition, the Compensation Committee may establish, as an additional performance measure, the attainment by a Participant of one or more personal objectives and/or goals that the Compensation Committee deems appropriate, including but not limited to implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans, or the exercise of specific areas of managerial responsibility.  The performance goals set by the Compensation Committee may be expressed on an absolute and/or relative basis, and may include comparisons with our past performance (including the performance of one or more of our divisions) and/or the current or past performance of other peer companies or indices.

For each performance period, the Compensation Committee designates, in its sole discretion, which persons are eligible for performance awards for such period, the length of the performance period, the types of performance awards to be issued, the performance criteria that are to be used to establish performance goals, the kind or level of performance goals, and other relevant matters.

After the close of each performance period, the Compensation Committee determines whether the performance goals for the cycle have been achieved.  In determining the actual award to be paid to a Participant, the Compensation Committee has the authority to reduce or eliminate any performance award earned by the Participant, based upon any objective or subjective criteria it deems appropriate.  The award notice for each performance award sets forth or makes reference to the performance period, performance criteria, performance goals, performance formula, performance pool, and other terms applicable to such performance award.

Administration

The Incentive Plan is administered by the Compensation Committee, or such other committee as may be designated by the Board, which consists of at least two individuals who are intended to qualify both as "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act, and as “independent directors” for purposes of the rules of the principal national securities exchange on which the Class A Common Stock is then listed or admitted to trading, to the extent required by such rules.

The Compensation Committee may allocate all or any portion of its responsibilities and powers under the Incentive Plan to any one or more of its members, our CEO, or other senior members of management as the Compensation Committee deems appropriate; however, only the Compensation Committee (or another committee consisting of two or more individuals who qualify both as "non-employee directors" and as "independent directors") may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act.  The Compensation Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

The Compensation Committee has broad authority in its administration of the Incentive Plan, including, but not limited to, the authority to interpret the Incentive Plan; to establish rules and regulations for the operation and administration of the Incentive Plan; to select the persons to receive Awards; to determine the form, size, terms, conditions, limitations, and restrictions of Awards, including, without limitation, terms regarding vesting, exercisability, assignability, expiration, and the effect of certain events, such as a Participant’s death, disability, retirement, or termination as a result of breach of agreement; to create additional forms of Awards consistent with the terms of the Incentive Plan; to allow for the deferral of Awards; and to take all other action it deems necessary or advisable to administer the Incentive Plan.

To facilitate the granting of Awards to Participants who are employed or retained outside of the United States, the Compensation Committee is authorized to modify and amend the terms and conditions of an Award to accommodate differences in local law, policy, or custom.

Shares Available and Maximum Awards

When the Third Amended and Restated 2006 Omnibus Incentive Plan was originally adopted in May 2013, it increased the number of shares of Class A common stock available for issuance under the Incentive Plan by an additional 750,000 shares. As of December 31, 2018, we had approximately 50,960 shares available for issuance and currently 50,960 shares remain available for future Awards. In March 2018, the Compensation Committee adopted the First Amendment to the Incentive Plan to increase by 750,000 the number of shares of the Company’s Class A common stock available for issuance of stock grants, options and other equity awards to the Company’s employees, directors and consultants, which would result in approximately 800,960 shares being currently available for future Awards following such increase, subject to approval by our stockholders at the Annual Meeting. Any shares subject to outstanding option or restricted stock grants are counted against the shares reserved and available for issuance as one share for every share subject thereto. If an option expires or is terminated without having been exercised in full, or if a restricted stock grant is forfeited, the unexercised or forfeited shares become available for future grant under the Incentive Plan.

The number of shares of Class A common stock available under the Incentive Plan shall be adjusted to reflect the occurrence of certain events described under Proposal 5 – Approval of the First Amendment to the Incentive Plan — Adjustments Upon Certain Events below.  The total number of shares reserved and available for issuance under the Incentive Plan is automatically adjusted, without further action by the Board or stockholders, to reflect stock dividends, stock splits, reverse stock splits, subdivisions, reorganizations, reclassifications, or any similar recapitalizations that affect or modify the number of shares of outstanding Class A common stock.

The maximum Award granted or payable to any one Participant under the Incentive Plan for a calendar year is 200,000 shares of Class A common stock, subject to the Compensation Committee’s authority to adjust Awards upon certain events described under “Proposal 5 – Description of the Incentive Plan and the First Amendment to the Incentive Plan — Adjustments Upon Certain Events” below, or in the event the Award is paid in cash, $2,000,000.

Payment Terms

Awards may be paid in cash, shares of Class A common stock, a combination of cash and shares of Class A common stock, or in any other permissible form, as the Compensation Committee determines.  Payment of Awards may include such terms, conditions, restrictions, and/or limitations, if any, as the Compensation Committee deems appropriate, including, in the case of Awards paid in shares of Class A common stock, restrictions on transfer of such shares and provisions regarding the forfeiture of such shares under certain circumstances.

At the discretion of the Compensation Committee, a Participant may defer payment of any Award; salary or bonus compensation; Board compensation; dividend or dividend equivalent; or any portion thereof.  If permitted by the Compensation Committee, any such deferral shall be accomplished by the delivery of a written, irrevocable election by the Participant prior to the time established by the Compensation Committee for such purpose, on a form provided by the Company.  Further, all deferrals must be made in accordance with the administrative guidelines established by the Compensation Committee to ensure that such deferrals comply with all applicable requirements of the IRC for such purpose.  Such deferred items may be paid in a lump sum or installments, or credited with interest (at a rate determined by the Compensation Committee) or deemed invested by us, as determined by the Compensation Committee, and, with respect to those deferred Awards denominated in the form of Class A common stock, credited with dividends or dividend equivalents, provided that no dividends or dividend equivalents shall be paid on unvested Awards granted on or after the date on which the First Amendment to the Incentive Plan is approved by our stockholders.

The Company is entitled to deduct from any payment to a Participant under the Incentive Plan the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay us such tax prior to and as a condition of the making of such payment.  Subject to certain limitations, the Compensation Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by withholding any shares of Class A common stock to be paid under such Award or by permitting the Participant to deliver to us shares of Class A common stock having a Fair Market Value equal to the amount of such taxes.

No Dividends or Gross-Ups

The First Amendment to the Incentive Plan prohibits payment of dividends on unvested Awards (for Awards granted on or after the date on which the First Amendment to the Incentive Plan is approved by our stockholders) or additional withholding tax “gross-up” payments to Participants to meet excise taxes or other additional income tax liability.

Repricing Prohibited

Except for certain adjustments that the Incentive Plan contemplates, we may not, without obtaining stockholder approval, (i) amend the terms of outstanding options or stock appreciation rights to reduce the exercise price of such outstanding options or stock appreciation rights; or (ii) cancel or substitute outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights..

Adjustments Upon Certain Events

In the event that there is a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, or transaction or exchange of Class A common stock or other corporate exchange, or any distribution to stockholders of Class A common stock or other property or securities (other than regular cash dividends) or any transaction similar to the foregoing or other transaction that results in a change to our capital structure, the Compensation Committee shall make substitutions and/or adjustments to the maximum number of shares available for issuance under the Incentive Plan, the maximum Award payable, the number of shares to be issued pursuant to outstanding Awards, the option prices, exercise prices, or purchase prices of outstanding Awards, and/or any other affected terms of an Award or the Incentive Plan as the Compensation Committee, in its sole discretion, deems equitable or appropriate. Unless the Compensation Committee determines otherwise, in no event shall an Award that is intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the IRC (to the extent that such Award remains eligible to qualify as “performance-based compensation” for purposes of Section 162(m) under applicable “grandfathering” rules relating thereto) be adjusted to the extent such adjustment would cause such Award to fail to qualify as "performance-based compensation" under Section 162(m) of the IRC (to the extent that such Award remains eligible to qualify as “performance-based compensation” for purposes of Section 162(m) under applicable “grandfathering” rules relating thereto).  With the exception of the foregoing, the Compensation Committee shall not reprice any stock options and/or stock appreciation rights unless such action is approved by the Company's stockholders.

Termination and Amendment

The Compensation Committee may suspend or terminate the Incentive Plan at any time for any reason with or without prior notice.  In addition, the Compensation Committee may amend the Incentive Plan, provided that it may not, without stockholder approval, adopt any amendment if stockholder approval is required, necessary, or deemed advisable with respect to tax, securities, or other applicable laws or regulations, including, but not limited to, the listing requirements of the stock exchanges on which the securities of the Company are listed.  No amendment of the Incentive Plan may materially and adversely affect the rights of a Participant under any outstanding Award without the consent of that Participant.  No Awards may be made under the Incentive Plan after March 31, 2023, or March 31, 2029 if the First Amendment to the Incentive Plan is passed.  No amendment may materially and adversely affect any of the rights of such Participant under any Award theretofore granted to such Participant under the Plan.

Tax Status of Incentive Plan Awards

No person connected with the Incentive Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents, and employees, makes any representation, commitment, or guaranty that any tax treatment, including, but not limited to, federal, state, and local income, estate, and gift tax treatment, will be applicable with respect to the tax treatment of any Award, any amounts deferred under the Incentive Plan, or paid to or for the benefit of a Participant under the Incentive Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Incentive Plan.

Securities Act Registration

The registration with the SEC on Form S-8 of the shares of Class A common stock issuable under the Incentive Plan will be post-effectively amended on Form S-8 as soon as practicable, subject to the stockholders' approval of the First Amendment to the Incentive Plan.

Eligible Participants

Participants in the Incentive Plan will be selected by the Compensation Committee from our executive officers, directors, employees, and consultants.  Participants may be selected and Awards may be made at any time until the Incentive Plan expires pursuant to the provisions of the IRC and Treasury Regulations promulgated thereunder.  As of February 28, 2019, approximately 6,800 employees, which includes 11 executive officers, 5 non-employee directors, and 50 employees of an entity we account for under the equity method were eligible to participate in our current equity compensation plans.  The Incentive Plan also permits the granting of our current equity awards to eligible consultants.  The number of active engagements with consultants varies from time to time, and the Compensation Committee has not historically made grants to these individuals under the Incentive Plan.

The selection of those persons within a particular class who will receive Awards is entirely within the discretion of the Compensation Committee.  Only employees, however, are eligible to receive "incentive stock options" within the meaning of Section 422 of the IRC.  The Compensation Committee has not determined how many people are likely to participate in the Incentive Plan over time.  The Compensation Committee intends, however, to grant most of the Awards to those persons who are in a position to have a significant direct impact on our growth, profitability, and success, which would include a portion of the Participants in our current equity compensation plans.

Federal Income Tax Status of Incentive Plan Awards

The following is only a summary of the effect of federal income taxation upon us and the Participants under the Incentive Plan. It does not purport to be complete and does not discuss all of the tax consequences of a Participant’s death or the provisions of the income tax laws of any state, municipality or foreign country in which the Participants may reside.

Incentive Stock Options. A Participant is not treated as receiving taxable income upon either the grant of an incentive stock option (an “ISO”) or upon the exercise of an ISO. However, the difference between the exercise price and the fair market value on the date of exercise is an item of tax preference at the time of exercise in determining liability for the alternative minimum tax, assuming that the Class A common stock is either transferable or is not subject to a substantial risk of forfeiture under Section 83 of the Code. If at the time of exercise, the Class A common stock is both nontransferable and is subject to a substantial risk of forfeiture, the difference between the exercise price and the fair market value of the Class A common stock (determined at the time the Class A common stock becomes either transferable or not subject to a substantial risk of forfeiture) will be a tax preference item in the year in which the Class A common stock becomes either transferable or not subject to a substantial risk of forfeiture.

If Class A common stock acquired by the exercise of an ISO is not sold or otherwise disposed of within two years from the date of its grant and is held for at least one year after the date such Class A common stock is transferred to the Participant upon exercise, any gain or loss resulting from its disposition is treated as long-term capital gain or loss. If such Class A common stock is disposed of before the expiration of the above-mentioned holding periods, a “disqualifying disposition” occurs. If a disqualifying disposition occurs, the Participant realizes ordinary income in the year of the disposition in an amount equal to the difference between the fair market value of the Class A common stock on the date of exercise and the exercise price, or the selling price of the Class A common stock and the exercise price, whichever is less. The balance of the Participant’s gain on a disqualifying disposition, if any, is taxed as capital gain.

We are not entitled to any tax deduction as a result of the grant or exercise of an ISO, or on a later disposition of the Class A common stock received, except that in the event of a disqualifying disposition, we are entitled to a deduction equal to the amount of ordinary income realized by the Participant.

Non-Qualified Stock Options. A Participant does not recognize any taxable income upon the grant of a non-qualified stock option (a “NSO”), and we are not entitled to a tax deduction by reason of such grant. Upon exercise of a NSO, the Participant recognizes ordinary income generally measured by the excess of the then fair market value of the shares over the exercise price, and we are entitled to a corresponding tax deduction. Upon a disposition of shares acquired upon exercise of a NSO by the Participant, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Such subsequent disposition by the Participant has no tax consequence to us.

Stock Appreciation Rights.  No income is realized by a Participant at the time a stock appreciation right is awarded, and no deduction is available to us at such time.  A Participant realizes ordinary income upon the exercise of the stock appreciation right in an amount equal to the fair market value of the shares of Class A common stock received by the Participant from such exercise.

Unrestricted Stock-Based Award.  Upon the grant of an unrestricted stock-based Award, a Participant will realize taxable income equal to the fair market value at such time of the shares of Class A common stock received by the Participant under such Award (less the purchase price therefor, if any).

Restricted Stock-Based Award.  Upon the grant of a restricted stock-based Award, no income will be realized by a Participant (unless a Participant timely makes an election to accelerate the recognition of the income to the date of the grant), and we will not be allowed a deduction at that time.  When the Award vests and is no longer subject to a substantial risk of forfeiture for income tax purposes, the Participant will realize taxable ordinary income in an amount equal to the fair market value at such time of the shares of Class A common stock received by the Participant under such Award (less the purchase price therefor, if any), and we will be entitled to a corresponding deduction at such time, subject to limitations under Sections 280G and 162(m) of the IRC (to the extent such limitations remain relevant under any applicable “grandfathering” rules relating thereto).  If a Participant does make a timely election to accelerate the recognition of income, then the Participant will recognize taxable ordinary income in an amount equal to the cash and the fair market value at the time of grant of the shares of Class A common stock to be received by the Participant under such Award (less the purchase price therefor, if any), and we will be entitled to a corresponding deduction at such time, subject to limitations under Sections 280G and 162(m) of the IRC (to the extent such limitations remain relevant under any applicable “grandfathering” rules relating thereto).  Participants will only be eligible to make such an election on restricted stock-based Awards that constitute an Award of “property” within the meaning of Section 83 of the Code (e.g., shares of restricted stock) as of the grant date.

Performance Units and Performance Awards.  A Participant receiving a performance unit or a Performance Award will not recognize income, and we will not be allowed a deduction, at the time such Award is granted.  When a Participant receives payment of a performance unit or Performance Award, the amount of the fair market value of any shares of Class A common stock received will be ordinary income to the Participant.

Effect of Deferral on Taxation of Awards.  If the Compensation Committee permits a Participant to defer the receipt of payment of an Award and such Participant makes an effective election to defer the payment of the Award in accordance with the administrative guidelines established by the Compensation Committee, the Participant will not realize taxable income until the date the Participant becomes entitled to receive such payment pursuant to the terms of the deferral election, and we will not be entitled to a deduction until such time, subject to limitations under Sections 280G and 162(m) of the Code (to the extent such limitations remain relevant under any applicable “grandfathering” rules relating thereto), assuming the deferral arrangement complies with Section 409A of the Code. Any interest or dividends paid on, or capital gains resulting from, the investment by us of the amount deferred during the deferral period will be taxable to us in the year recognized. At the time the Participant becomes entitled to receive the deferred payment, the Participant will recognize taxable income in an amount equal to the actual payment to be received, including any interest or earnings credited on the amount deferred during the deferral period. Section 409A of the Code generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% penalty tax (plus interest) on the employee or other service provider who is entitled to receive the deferred compensation.

Limitation on Income Tax Deduction

U.S. federal income tax law generally prohibits publicly held companies from deducting compensation paid to certain executive officers that exceeds $1 million during the tax year. Historically Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), provided an exemption from the deductibility limit for certain compensation that was "performance-based" and meet various requirements as set forth under Section 162(m). The 2017 Tax Cuts and Jobs Act repealed this exemption, and now compensation paid to such executive officers in excess of $1 million in 2018 and later is no longer deductible, even if performance-based, unless it meets certain limited transition relief. While guidance has been issued on the scope of this transition relief, its application is based on interpretation and no assurance can be given as to whether Awards that are intended to qualify for the Section 162(m) exemption (as such exemption existed prior to January 1, 2018) will be deductible under the applicable transition relief guidance. We retain the ability to pay compensation that exceeds deductibility limits and believe that having flexibility to recruit, retain and motivate our employees with a compensation program that promotes long-term value creation, even though some compensation awards may not be tax-deductible, is in the best interests of our stockholders.

Incentive Plan Benefits

The following table sets forth certain information regarding grants of equity awards made under the Incentive Plan during 2018 to (i) each of the Named Executive Officers; (ii) all current executive officers of the Company as a group; (iii) all current directors who are not executive officers as a group; and (iv) all employees, including all current officers who are not executive officers, as a group.  Future Awards, if any, that will be made to eligible Participants under the Incentive Plan are subject to the discretion of the Compensation Committee.  Accordingly, future grants of Awards under the Incentive Plan are not determinable.

	2018(1)
Name and Principal Position	Dollar Value(2)	Number of Equity Awards
David R. Parker	$311,758	13,539
CEO and Chairman of the Board
Joey B. Hogan	$276,487	11,827
President and COO
Richard B. Cribbs	$98,800	4,796
EVP and CFO
T. Ryan Rogers	$504,598	23,599
Chief Transformation Officer
John A. Tweed	$349,088	11,250
EVP and COO of Landair
Executive Group	$2,169,107	85,446
Non-Executive Director Group	$374,959	12,115
Employee Group	$1,618,951	67,764

(1)          Represents the 2018 grants that were granted at various dates during the year.

(2)
This column represents the grant date fair value of the stock awards under FASB ASC Topic 718 granted to the recipients during 2018.  The fair value of the equity awards is accounted for in accordance with FASB ASC Topic 718.

Equity Compensation Plan Information

The following table provides certain information, as of December 31, 2018, with respect to our compensation plans and other arrangements under which shares of our Class A common stock are authorized for issuance. The number of shares of Class A common stock reflected in column (c) of the following table is comprised entirely of shares available for future grant under the Incentive Plan as of December 31, 2018.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining eligible for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	675,437	(1)	-	50,960
Equity compensation plans not approved by security holders	-		-	-
Total	675,437		-	50,960

(1)
Represents unvested restricted shares granted under the Incentive Plan. The weighted average stock price on the date of grant for outstanding restricted stock awards was $20.08, which is not reflected in column (b), because restricted stock awards do not have an exercise price.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE FIRST AMENDMENT TO THE INCENTIVE PLAN.

All duly submitted and unrevoked proxies will be voted “FOR” Proposal 5, unless otherwise instructed.

STOCKHOLDER PROPOSALS

To be eligible for inclusion in our proxy materials relating to our 2020 Annual Meeting of Stockholders, stockholder proposals intended to be presented at that meeting must be in writing and received by us at our principal executive office on or before December 10, 2019.  However, if the date of the 2020 Annual Meeting of Stockholders is more than thirty days before or after May 8, 2020, then the deadline for submitting any such stockholder proposal for inclusion in the proxy materials relating to the 2020 Annual Meeting of Stockholders will be a reasonable time before we begin to print or mail such proxy materials.  The inclusion of any such stockholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a‑8.

We must receive in writing any stockholder proposals to be considered at our 2020 Annual Meeting of Stockholders, but not included in our proxy materials relating to that meeting pursuant to Rule 14a-8 under the Exchange Act, by February 23, 2020.  However, if the date of the 2020 Annual Meeting of Stockholders is more than thirty days before or after May 8, 2020, then the deadline for submitting any such stockholder proposal will be a reasonable time before we mail the proxy materials relating to such meeting. Under Rule 14a-4(c)(1) of the Exchange Act, the proxy holders designated by an executed proxy in the form accompanying our Proxy Statement for our next annual meeting will have discretionary authority to vote on any stockholder proposal that is not received on or prior to the deadline described above.

Written copies of all stockholder proposals should be addressed and sent to Joey B. Hogan, President and COO; Covenant Transportation Group, Inc.; 400 Birmingham Highway; Chattanooga, Tennessee 37419.  Stockholder proposals must comply with the rules and regulations of the SEC.

OTHER MATTERS

As of the mailing date of this Proxy Statement, the Board does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.  As to other business (if any) that may properly be brought before the Annual Meeting, we intend that proxies solicited by the Board will be voted in accordance with the best judgment of those voting the proxies.

Covenant Transportation Group, Inc.
/s/ David R. Parker
David R. Parker
Chairman of the Board
April 8, 2019

APPENDIX A

FIRST AMENDMENT
TO THE
COVENANT TRANSPORTATION GROUP, INC.
THIRD AMENDED AND RESTATED
2006 OMNIBUS INCENTIVE PLAN

This Amendment (the "First Amendment") to the Covenant Transportation Group, Inc. Third Amended and Restated 2006 Omnibus Incentive Plan (the "Plan") is made and adopted by Covenant Transportation Group, Inc. (the "Company"). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Plan, as amended by the First Amendment.

WHEREAS, the Company has adopted the Plan for the benefit of employees, directors, and other eligible participants;

WHEREAS, the Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee");

WHEREAS, Section 16.4 of the Plan provides that the Committee may amend the Plan from time to time, subject to the approval of the Company's stockholders as required under applicable laws or regulations;

WHEREAS, the number of shares of Common Stock of the Company available for issuance under the Plan is no longer sufficient to fulfill the objectives of the Plan; and

WHEREAS, the Committee desires to further amend the Plan through this First Amendment to increase by 750,000 the number of shares available for issuance pursuant to the Plan and make additional changes to (i) comply with certain stockholder advisory group guidelines and best practices, and (ii) make other miscellaneous, administrative and conforming changes as are necessary.

RESOLVED, that the Committee hereby amends the Plan as follows, with deletions shown as bold strikethroughs and additions shown as bold underlines:

1.  Section 1.2 of the Plan is hereby amended in its entirety as follows:

Section 1.2.          Background and Effective Date.  The Plan was initially adopted by the Board of Directors on April 12, 2006, and became effective on May 23, 2006, the date of the approval by the Company's stockholders at the 2006 Annual Meeting of Stockholders.  The Plan was amended and restated by the Committee on March 31, 2009 (the "First Amended and Restated Plan") to: (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of Awards under the Plan from and after the First Amended and Restated Plan Effective Date (as defined below) shall not exceed 700,000, (ii) provide that any shares of Common Stock reserved for issuance under the Predecessor Plans in excess of the number of shares of Common Stock as to which Awards have been awarded thereunder shall not be available for issuance under the Plan, (iii) provide that any shares of Common Stock related to Awards granted under the Predecessor Plans or the Plan prior to the First Amended and Restated Plan Effective Date that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee’s permission for Awards not involving Common Stock, shall not be available for issuance or reissuance under the Plan, and (iv) make such other miscellaneous administrative and conforming changes as necessary.  The First Amended and Restated Plan was effective on May 5, 2009, the date of the approval by the Company's stockholders at the 2009 Annual Meeting of the Stockholders (the "First Amended and Restated Plan Effective Date").

On March 31, 2011, the Committee adopted a second amendment and restatement to the Plan (the "Second Amended and Restated Plan") to: (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of Awards under the Plan from and after the Second Amended and Restated Plan Effective Date (as defined below) shall not exceed 800,000, (ii) provide that any shares of Common Stock reserved for issuance under the Predecessor Plans or the First Amended and Restated Plan in excess of the number of shares of Common Stock as to which Awards have been awarded thereunder shall not be available for issuance under the Plan, (iii) re-set the Term of the Plan to expire on March 31, 2021 with respect to the ability to grant new Awards, and (iv) make such other miscellaneous administrative and conforming changes as necessary.  The Second Amended and Restated Plan was effective on May 17, 2011, the date of approval by the Company's stockholders at the 2011 Annual Meeting of Stockholders (the "Second Amended and Restated Plan Effective Date").

On February 21, 2013, the Committee adopted a third amendment and restatement to the Plan (the "Third Amended and Restated Plan") to:  (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of Awards under the Plan from and after the Third Amended and Restated Plan Effective Date (as defined below) shall not exceed 750,000 plus the 800,000 shares of Common Stock previously made available under the Second Amended and Restated Plan, plus any of such shares that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee's permission for Awards not involving Common Stock, (ii) provide that any shares of Common Stock reserved for issuance under the Predecessor Plans, excluding the 800,000 shares reserved for issuance under the Second Amended and Restated Plan, in excess of the number of shares of Common Stock as to which Awards have been awarded thereunder shall not be available for issuance under the Plan, (iii) re-set the Term of the Plan to expire on March 31, 2023 with respect to the ability to grant new Awards, and (iv) make such other miscellaneous administrative and conforming changes as necessary.  ~~This~~ The third amendment and restatement ~~will become~~ was effective ~~upon the date of the~~ on May 29, 2013, the date of approval by the Company's stockholders at the 2013 Annual Meeting of Stockholders (the "Third Amended and Restated Plan Effective Date").  ~~If stockholder approval of this amendment is not obtained at the 2013 Annual Meeting of Stockholders, the Plan as last approved in May 2011 will remain in full force and effect.~~

On March 14, 2019, the Committee adopted a first amendment to the Plan (the “First Amendment”) to: (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of Awards under the Plan from and after the First Amendment Effective Date (as defined below) shall not exceed 750,000 plus any remaining amount of the 750,000 shares of Common Stock previously made available under the Third Amended and Restated Plan as remain or become available for grant pursuant to the terms of the Plan, (ii) re-set the Term of the Plan to expire on March 31, 2029 with respect to the ability to grant new Awards, (iii) make changes to comply with certain stockholder advisory group guidelines and best practices, (iv) make technical updates related to Section 162(m) of the Code in light of the 2017 Tax Cuts and Jobs Act, and (v) make such other miscellaneous, administrative and conforming changes as necessary. This First Amendment will become effective upon the date of the approval by the Company's stockholders at the 2019 Annual Meeting of Stockholders (the "First Amendment Effective Date").  If stockholder approval of this amendment is not obtained at the 2019 Annual Meeting of Stockholders, the Third Amended and Restated Plan will remain in full force and effect.

2.  Section 1.3 of the Plan is hereby amended in its entirety as follows:

Section 1.3          Successor Plan.  This Plan shall serve as the successor to the Covenant Transport, Inc. 2003 Incentive Stock Plan; the Incentive Stock Plan, Amended and Restated as of May 17, 2001; the Incentive Plan, Amended and Restated as of May 23, 2006; the Incentive Plan, Amended and Restated as of May 17, 2011; the Outside Director Stock Option Plan; and Amendment No. 1 to the Outside Director Stock Option Plan (collectively, the "Predecessor Plans"), and no further Awards shall be made under the Predecessor Plans from and after the effective date of this Plan.  All outstanding Awards under the Predecessor Plans immediately prior to the effective date of this Plan are hereby incorporated into this Plan and shall accordingly be treated as outstanding Awards under this Plan; provided, however, each such Award shall continue to be governed solely by the terms and conditions of the instrument evidencing such Award and interpreted under the terms of the respective Predecessor Plan, and, except as otherwise expressly provided herein, no provision of this Plan shall affect or otherwise modify the rights or obligations of holders of such incorporated Awards with respect to their acquisition of shares of Common Stock, or otherwise modify the rights or the obligations of the holders of such Awards.  ~~Shares of Common Stock shall not be available for issuance or reissuance under Section 6.1 of the Plan if any such shares (i) were reserved for issuance under the Predecessor Plans, excluding the 800,000 shares of Common Stock reserved for issuance under the Second Amended and Restated Plan,  in excess of the number of shares as to which Awards have been awarded thereunder or (ii) are related to Awards granted under the Predecessor Plans, excluding the 800,000 shares of Common Stock reserved for issuance under the Second Amended and Restated Plan, that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee’s permission for Awards not involving Common Stock.  Accordingly, only 750,000 shares of Common Stock plus the 800,000 shares of Common Stock previously made available under the Second Amended and Restated Plan, plus any of such shares that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee’s permission for Awards not involving Common Stock, shall be available for issuance or reissuance under Section 6.1 of the Plan.~~

3.  Section 2.1(f) of the Plan is hereby amended in its entirety as follows:

(f)          "Committee" means the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided, that the Committee shall consist of two or more Directors, all of whom are both a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act and an "~~outside~~ independent director" ~~within~~ for purposes of the ~~meaning~~ rules of the ~~definition of~~  principal national securities exchange on which the Common Stock is then listed or admitted to trading, to the extent required by such ~~term as contained in Treasury Regulation Section 1.162-27(e)(3), or any successor definition adopted under Section 162(m) of the Code~~ rules.

4. Section 2.1(j) of the Plan is hereby amended in its entirety as follows:

(j)          ~~"Covered Employee" means an Employee who is a "covered employee" within the meaning of Section 162(m) of the Code.~~ Reserved.

5. Section 2.1(s) is hereby amended in its entirety as follows:

(s)          "Performance Awards" means the Stock Awards and performance units granted pursuant to Article VII.  ~~Performance Awards are intended to qualify as "performance-based compensation" under Section 162(m) of the Code.~~

6.  Section 2.1(v) of the Plan is hereby amended in its entirety as follows:

(v)          "Performance Goals" means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.  Any Performance Goal shall be established in a manner such that a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant.  For any Performance Period, the Committee is authorized at any time ~~during the initial time period permitted by Section 162(m) of the Code, or at any time thereafter,~~ in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development; (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; and (iii) in view of the Committee’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant.

7.  Section 2.1(bb) of the Plan is hereby amended in its entirety as follows:

(bb)          "Term" means the term during which new Awards may be granted under the Plan, which shall be, (i) if stockholder approval of this ~~Third Amended and Restated Plan~~ First Amendment is obtained at the ~~2013~~ 2019 Annual Meeting of Stockholders, the ~~Third Amended and Restated Plan~~ First Amendment Effective Date until the Plan expires on March 31, ~~2023~~ 2029, or (ii) if stockholder approval of this ~~Third Amended and Restated Plan~~ First Amendment is not obtained at the ~~2013~~ 2019 Annual Meeting of Stockholders, the ~~Second~~ Third Amended and Restated Plan Effective Date until the Plan expires on March 31, ~~2021~~ 2023.

8.  Section 4.4 of the Plan is hereby amended in its entirety as follows:

Section 4.4          Section 162(m) of the Code.  With regard to Awards issued ~~to Covered Employees~~ that are or were intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code (to the extent that such Awards remain eligible to qualify as “performance-based compensation” for purposes of Section 162(m) under applicable “grandfathering” rules relating thereto), the Plan shall, for all purposes, be interpreted and construed with respect to such Awards in the manner that would result in such interpretation or construction satisfying the exemptions available under Section 162(m) of the Code or applicable “grandfathering” rules” relating thereto.

9.  Section 4.6 of the Plan is hereby amended in its entirety as follows:

Section 4.6.          Allocation and Delegation of Authority.  The Committee may allocate all or any portion of its responsibilities and powers under the Plan to any one or more of its members, the CEO, or other senior members of management as the Committee deems appropriate, and may delegate all or any part of its responsibilities and powers to any such person or persons; provided, that any such allocation or delegation be in writing; provided, further, that only the Committee, or other committee consisting of two or more Directors, all of whom are both "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act and "~~outside~~ independent directors" ~~within~~ for purposes of the ~~meaning~~ rules of the ~~definition of~~ principal national securities exchange on which the Common Stock is then listed or admitted to trading, to the extent required by such ~~term as contained in Treasury Regulation Section 1.162-27(e)(3), or any successor definition adopted under Section 162(m) of the Code~~ rules, may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act ~~or are Covered Employees~~. The Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

10.  Section 6.1 of the Plan is hereby amended in its entirety as follows:

Section 6.1          Available Shares.  The maximum aggregate number of shares of Common Stock which shall be available for the grant of Awards under the Plan from and after the ~~Third Amended and Restated Plan~~ First Amendment Effective Date (including incentive stock options) until the end of the Plan's Term shall not exceed 750,000 shares plus such of the 750,000 ~~plus the 800,000~~ shares previously reserved under the ~~Second~~ Third Amended and Restated Plan  as remain or become available for grant pursuant to the terms of the Plan (the "Share Reserve").  The Share Reserve shall be subject to adjustment as provided in Section 6.2.  Any shares of Common Stock related to Awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee’s permission for Awards not involving Common Stock (collectively, "Terminated Shares") shall be available again for grant under the Plan to the extent such Terminated Shares relate to Awards granted on or after the ~~Third Amended and Restated Plan~~ First Amendment Effective Date or relate to the ~~800,000~~750,000  shares previously reserved under the ~~Second~~ Third Amended and Restated Plan.  ~~Moreover, if the exercise price of any Award granted under the Plan or the tax withholding requirements with respect to any Award granted under the Plan are satisfied by tendering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock tendered will be deemed delivered for purposes of determining the Share Reserve available for delivery under the Plan.~~  Notwithstanding anything contained in this Plan to the contrary, the following shares shall not become available for issuance under the Plan: (a) shares tendered by Participants as full or partial payment to the Company upon exercise of stock options granted under this Plan; (b) shares reserved for issuance upon the grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; (c) shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on restricted stock or the exercise of stock options or SARs granted under the Plan or upon any other payment or issuance of shares under the Plan; (d) shares that were reserved for issuance under the Predecessor Plans; and (e) shares that are related to Awards granted under the Predecessor Plans that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee’s permission for Awards not involving Common Stock.  The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares, including shares purchased in open market or private transactions.  For the purpose of computing the total number of shares of Common Stock granted under the Plan, where one or more types of Awards, both of which are payable in shares of Common Stock, are granted in tandem with each other such that the exercise of one type of Award with respect to a number of shares cancels an equal number of shares of the other, the number of shares granted under both Awards shall be deemed to be equivalent to the number of shares under one of the Awards.

11.  Section 6.2 of the Plan is hereby amended in its entirety as follows:

Section 6.2.          Adjustment Upon Certain Events.  In the event that there is, with respect to the Company, a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, or transaction or exchange of Common Stock or other corporate exchange, or any distribution to stockholders of Common Stock or other property or securities (other than regular cash dividends), or any transaction similar to the foregoing or other transaction that results in a change to the Company’s capital structure, then the Committee shall make substitutions and/or adjustments to the maximum number of shares available for issuance under the Plan, the maximum Award payable under Section 6.3, the number of shares to be issued pursuant to outstanding Awards, the option prices, exercise prices or purchase prices of outstanding Awards, and/or any other affected terms of an Award or the Plan as the Committee, in its sole discretion and without liability to any person, deems equitable or appropriate. Unless the Committee determines otherwise, in no event shall an Award to any Participant that is intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code (to the extent that such Award remains eligible to qualify as “performance-based compensation” for purposes of Section 162(m) under applicable “grandfathering” rules relating thereto) be adjusted pursuant to this Section 6.2 to the extent such adjustment would cause such Award to fail to qualify as "performance-based compensation" under Section 162(m) of the Code.

12.  Section 6.4 is hereby added to the Plan, immediately following Section 6.3:

Section 6.4.          Vesting. Notwithstanding any provision contained in the Plan to the contrary, any Award granted on or after the First Amendment Effective Date subject to vesting over a period of time shall not vest in a period of less than twelve (12) months from the Grant Date of such Award.

13.  Sections 7.1, 7.2, and 7.3 of the Plan are hereby amended in their entirety as follows:

Section 7.1.          Purpose.  For purposes of Performance Awards issued to Employees, Directors, and Consultants that are intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code (to the extent that such Performance Awards remain eligible to qualify as “performance-based compensation” for purposes of Section 162(m) under applicable “grandfathering” rules relating thereto), the provisions of this Article VII shall apply in addition to and, where necessary, in lieu of the provisions of Article X, Article XI, and Article XII.  The purpose of this Article is to provide the Committee the ability to qualify the Stock Awards authorized under Article X, the Restricted Stock Unit Awards authorized under Article XI, and the performance units under Article XII as "performance-based compensation" under Section 162(m) of the Code (to the extent that such Awards remain eligible to qualify as “performance-based compensation” for purposes of Section 162(m) under applicable “grandfathering” rules relating thereto).  The provisions of this Article VII shall control over any contrary provision contained in Article X, Article XI, or Article XII.

Section 7.2.          Eligibility.  For each Performance Period, the Committee will, in its sole discretion, designate ~~within the initial period allowed under Section 162(m) of the Code~~ which Employees, Directors, and Consultants will be Participants for such period.  However, designation of an Employee, Director, or Consultant as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period.  The determination as to whether or not such Participant becomes entitled to an Award for such Performance Period shall be decided solely in accordance with the provisions of this Article VII.  Moreover, designation of an Employee, Director, or Consultant as a Participant for a particular Performance Period shall not require designation of such Employee, Director, or Consultant as a Participant in any subsequent Performance Period, and designation of one Employee, Director, or Consultant as a Participant shall not require designation of any other Employee, Director, or Consultant as a Participant in such period or in any other period.

Section 7.3.          Discretion of Committee with Respect to Performance Awards.  The Committee shall have the authority to determine which ~~Covered Employees or other~~ Employees, Directors, or Consultants shall be Participants of a Performance Award.  With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s), whether the Performance Goal(s) is (are) to apply to the Company or any one or more subunits thereof and the Performance Formula.  For each Performance Period, with regard to the Performance Awards to be issued for such period, the Committee will~~, within the initial period allowed under Section 162(m) of the Code,~~ exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 7.3 and record the same in writing.

14.  Section 8.1 of the Plan is hereby amended in its entirety as follows:

Section 8.1.          In General.  Awards may be granted in the form of stock options.  These stock options may be incentive stock options within the meaning of Section 422 of the Code, non-qualified stock options (i.e., stock options which are not incentive stock options), or a combination of both.  All Awards under the Plan issued to ~~Covered~~ Employees in the form of non-qualified stock options shall qualify as "performance-based compensation" under Section 162(m) of the Code (to the extent that such Awards remain eligible to qualify as “performance-based compensation” for purposes of Section 162(m) under applicable “grandfathering” rules relating thereto).

15.  Section 9.1 of the Plan is hereby amended in its entirety as follows:

Section 9.1.          In General.  Awards may be granted in the form of stock appreciation rights ("SARs").  SARs entitle the Participant to receive a payment equal to the appreciation in a stated number of shares of Common Stock from the exercise price to the Fair Market Value of the Common Stock on the date of exercise.  The "exercise price" for a particular SAR shall be defined in the Award Notice for that SAR.  A SAR may be granted in tandem with all or a portion of a related stock option under the Plan ("Tandem SARs"), or may be granted separately ("Freestanding SARs").  A Tandem SAR may be granted either at the time of the grant of the related stock option or at any time thereafter during the term of the stock option.  All Awards under the Plan issued to ~~Covered~~ Employees in the form of a SAR shall qualify as "performance-based compensation" under Section 162(m) of the Code (to the extent that such Awards remain eligible to qualify as “performance-based compensation” for purposes of Section 162(m) under applicable “grandfathering” rules relating thereto).

16.  Section 10.3 of the Plan is hereby amended in its entirety as follows:

Section 10.3.          Rights as Stockholders.  During the period in which any restricted shares of Common Stock are subject to any restrictions, the Committee may, in its sole discretion, deny a Participant to whom such restricted shares have been awarded all or any of the rights of a stockholder with respect to such shares~~, including, but not by way of limitation, limiting the right to vote such shares or the right to receive dividends on such shares~~. Notwithstanding the foregoing, Participants shall have no right to vote any shares underlying any Awards granted on or after the First Amendment Effective Date unless and until the shares underlying such Award vest.

17.  Section 13.2 of the Plan is hereby amended to add the following sentence to the end thereof:

"The Company shall not make withholding tax "gross-up" payments to Participants to meet excise taxes or other additional income tax liability."

18.  Article XIV of the Plan is hereby amended in its entirety as follows:

ARTICLE XIV
DIVIDEND AND DIVIDEND EQUIVALENTS

Dividends and dividend equivalents shall not be paid on Awards granted on or after the First Amendment Effective Date before such Awards vest.

19.  Except as expressly amended hereby, all provisions of the Plan shall remain unmodified and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.

20.  This First Amendment shall be and hereby is incorporated in and forms a part of the Plan.

21.  This First Amendment is contingent upon and shall have no force or effect until such time as it is approved by the stockholders of the Company.

Covenant Transportation Group Vote Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 A.M., EDT, on May 8, 2019. Online Go to www.investorvote.com/CVTI or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CVTI Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 through 5. 1. Election of Directors: 01 – David R. Parker 02 – William T. Alt 03 – Robert E. Bosworth 04 – Bradley A. Moline 05 – Herbert J. Schmidt 06 – W. Miller Welborn Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 02 03 04 05 06 2. Advisory and non-binding vote to approve executive compensation. For Against Abstain 3. Ratification of appointment of KPMG LLP for the fiscal year ending December 31, 2019. For Against Abstain 4. Amendment to our amended and restated articles of incorporation to increase the number of authorized shares of Class A common stock. 5. First Amendment to our Third Amended and Restated 2006 Omnibus Incentive Plan. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign below exactly as your name appears above at the upper left. When shares are held by joint tenants, both shall sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Annual Report and Proxy Statement are available at www.edocumentview.com/CVTI Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CVTI IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — COVENANT TRANSPORTATION GROUP, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 8, 2019 Solicited on Behalf of the Board of Directors of the Company The undersigned holder(s) of Class A and/or Class B common stock (individually or together referred to as "Common Stock") of Covenant Transportation Group, Inc., a Nevada corporation (the "Company"), hereby appoint(s) David R. Parker and Joey B. Hogan, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the Common Stock that the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s Corporate Headquarters at 400 Birmingham Highway, Chattanooga, Tennessee 37419, on Wednesday, May 8, 2019, at 10:00 A.M. Eastern Daylight Time, and at any adjournment thereof. The undersigned acknowledges receipt of the Notice and Proxy Statement for the 2019 Annual Meeting of Stockholders of the Company and the Annual Report to Stockholders for the year ended December 31, 2018. A vote FOR Proposals 1, 2, 3, 4, and 5 is recommended by the Board of Directors of the Company. When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR Proposals 1, 2, 3, 4, and 5, and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any adjournment thereof. PLEASE SIGN, DATE, AND PROMPTLY RETURN IN THE ACCOMPANYING ENVELOPE. If you vote by telephone or over the Internet, do not mail your proxy card. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) C Non-Voting Items Change of Address — Please print new address below.